Exhibit 10.13

HINES GLOBAL REIT PROPERTIES LP as Hines MREF II MH SÀRL as Moorfield
JOINT VENTURE AGREEMENT in respect of Hines - Moorfield UK Venture I Sàrl

Contents

Clause                 Name

1	Definitions and interpretation
2	JV Completion
3	Managers
4	Conduct of the Company’s affairs
5	Financial information
6	Reserved Matters
7	Property Exchange
8	Property Completion
9	Building 5 Contributions
10	Additional Capital Contributions
11	Additional obligations of the Shareholders
12	Warranties
13	Distribution policy
14	Buy-Sell Right
15	Transfer of Interests
16	Permitted transfers
17	Pre-emption on the transfer of Interests
18	Forced Sale Right in respect of the Property and ROFR
19	Power of attorney
20	Ancillary completion matters
21	Administrative Manager
22	Certain U.S. tax matters
23	Announcements
24	Non-disclosure of information
25	Duration
26	Dealing in Interests and assignment
27	Consents
28	No partnership
29	Contracts (Rights of Third Parties) Act 1999
30	Costs and liability of the Shareholders
31	Variation
32	Invalidity
33	Entire agreement
34	Status of the agreement
35	Communications
36	Counterparts
37	Governing Law and Jurisdiction

Schedule           Name

1	Details of the Company

2	Deed of Adherence

3	Reserved Matters

4	The Property

5	United States tax and other matters

Documents in the Agreed Form

Articles

Board minutes of the Company

Written resolution of the Shareholders

Convertible Preferred Equity Certificates

Asset Management Agreement

Property Management Agreement

Facility Agreements

Property Agreement

DATED                                                                      2010

PARTIES

(1)
HINES GLOBAL REIT PROPERTIES LP, a Delaware Limited Partnership whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America (“Hines”)

(2)	MREF II MH SÀRL, a société à responsabilité limitée incorporated in Luxembourg whose registered office is at 421F route d’Esch, L-1030, Luxembourg, Grand Duchy of Luxembourg (“Moorfield”)

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

 “1915 Law” means the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time.

 “A Manager” means a Manager appointed by the A Shareholder(s).

 “A Shareholder” means a holder of an A Share.

 “A Shares” means the A shares of £1 each in the capital of the Company (each different class of which has a right to participate in the capital and/or profits of either the Company or a specific Subsidiary Undertaking of the Company).

 “Administrative Manager” shall bear the meaning in Clause 2.2(a);

 “Agreed Form” means a form agreed between the parties, a copy of which has been initialled for the purpose of identification by or on behalf of the parties.

 “Agreed Proportions” means 60% in respect of the A Shareholder(s) and 40% in respect of the B Shareholder(s) or (if different) such other proportions as equal, at the relevant time, the percentages which the nominal value of the Interests beneficially owned by the A Shareholder(s) and B Shareholder(s) respectively bears to the combined nominal value of all Interests.

 “Annual Budget” means the financial projections and forecasts as at the date of this Agreement for the financial period from the date of this Agreement to 31 December 2010 and each successive calendar year in relation to the Business in the Agreed Form, and as adopted each year from time to time in accordance with this Agreement.

 “Annual Strategic Business Plan” means the annual strategic business plan for the Company in the form of the Agreed Form proforma, and as adopted each year from time to time in accordance with this Agreement prepared annually in respect of the forthcoming 4 year period and including the marketing plan and leasing guidelines for the Property.

 “Articles” means the articles of association of the Company in the Agreed Form, or, if those are replaced or amended in accordance with this Agreement, the articles of association of the Company as so replaced or amended.

 “Asset Manager” means Argent Estates Limited or any replacement or successor asset manager as shall be appointed from time to time.

 “Asset Management Agreement” means the asset management agreement between the Company (1) and Argent Estates Limited (2) in the Agreed Form.

 “Associate” means, in relation to any Shareholder, a Subsidiary Undertaking or Parent Undertaking of, or any other person under common Control with, such Shareholder.

 “Available Capital Proceeds” means all net proceeds (as reasonably determined by the Board) after expenses, debt re-payment and contributions to any reserves from: (i) any sale of all or any part of the Property or any other real estate assets of the Company or a Subsidiary Undertaking of the Company, (ii) the financing of assets of the Company or any Subsidiary Undertaking of the Company, or borrowings by the Company or any Subsidiary Undertaking of the Company (except for equipment financing and other unsecured borrowing in the ordinary course of business), (iii) any casualty loss or condemnation of the assets of the Company or any Subsidiary Undertaking of the Company, and (iv) any other transaction that is, under generally accepted accounting principles consistently applied, of a capital nature (including, without limitation, a liquidation of the Company or any Subsidiary Undertaking of the Company).

 “Available Cash Flow” means all net cash flow (as reasonably determined by the Board) from the operation of the Property and the Business (as differentiated from Available Capital Proceeds) after the payment of all expenses (including all payments on debt) and the establishment of or contributions to any reserves for future working capital and capital expenditure needs of the Company or any Subsidiary Undertaking of the Company.

 “B Manager” means a Manager appointed by the B Shareholder(s).

 “B Shareholder” means a holder of a B Share.

 “B Shares” means the B shares of £1 each in the capital of the Company (each different class of which has a right to participate in the capital and/or profits of either the Company or a specific Subsidiary Undertaking of the Company).

 “Board” means the board of managers of the Company.

 “Building 5” means the property detailed in paragraph 4 of Schedule 4 (The Property ) as the “Fourth Property”.

 “Business” means the business of acquiring the Property as an investment pursuant to the Property Agreement, and the subsequent owning, managing, developing and disposal of the property interests thereby acquired, through the Company and its Subsidiary Undertakings in accordance with this Agreement and such other business as the Board or Shareholders agree should be carried on by any member of the Group.

 “Business Day” means a day (other than a Saturday or Sunday) on which the banks in the City of London  United Kingdom, Houston  Texas  United States of America and in Luxembourg are open for business.

 “CA 2006” means the Companies Act 2006.

 “Car Park Lease” means an underlease to be entered into in respect of the Twelfth Property.

 “Code” means the United States Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated with respect thereto (as well as any successor statute).

 “Company” means Hines - Moorfield UK Venture I Sarl a société à responsabilité limitée incorporated in Luxembourg on 22 June 2010 with company registration number to be determined whose registered office is at 205, route d’Arlon, L-1150 Luxembourg, Grand Duchy of Luxembourg (further details of which are set out in Schedule 1 (Details of the Company)).

 “Control” means the possession, directly or indirectly, of the power to direct the management and the policies of a person or entity whether through the ownership of voting securities, by contract or otherwise; and “Controls” and “Controlled by” shall be interpreted accordingly.

 “CPECs” means, as the context requires, any or all of the series of convertible preferred equity certificates of the Company in the Agreed Form (each different series of which has a right to participate in the profits of a specific Subsidiary Undertaking of the Company, with the ‘A’ class of any such series being issued to the A Shareholder and the ‘B’ class of any such series being issued to the B Shareholder).

 “Deed of Adherence” means a deed substantially in the form set out in Schedule 2 (Deed of Adherence ) under which a transferee of Shares agrees to be bound in terms identical, so far as appropriate, to the terms of this Agreement.

 “Facility Agreements” means the facility agreements between the Company (1) and Eurohypo (2) relating to the financing of the acquisition of the Property, in the Agreed Form.

 “Group” means the Company and its Subsidiary Undertakings from time to time.

 “Interests” means the Shares and the CPECs in issue from time to time.

 “JV Completion” means the occurrence of those matters contemplated by Clause 2.2.

 “Majority Manager” means a Manager appointed by the Majority Shareholder.

 “Majority Shareholder” means a Shareholder holding a majority of the Interests.

 “Manager” means a manager of the Company or, if the context requires, a manager of a Subsidiary Undertaking of the Company.

 “Material Casualty/Condemnation” means any damage or condemnation resulting in a loss at such Project or Projects that is reasonably estimated to be greater than 10% of the proposed price.

 “Minority Manager” means the Manager appointed by the Minority Shareholder.

 “Minority Shareholder” means a Shareholder holding between 25% and 50% inclusive, of the Interests.

 “Parent Undertaking” means, in relation to any person, any other person that directly or indirectly (through one or more intermediaries) Controls such person.

 “Project” has the meaning given in clause 18.1.

 “Property” means collectively the properties detailed in Schedule 4.

 “Property Agreement” means the agreement to be entered into by BrindleyPlace Nominee Limited, BrindleyPlace Co-Nominee Limited, BrindleyPlace (Headlease) Limited and BrindleyPlace (Headlease) (No 2) Limited (1) and the Company (2) in the Agreed Form relating to the acquisition of the Property.

 “Property Completion” means completion of the sale and purchase of the Property whether or not it takes place on the Completion Date (as defined in the Property Agreement).

 “Property Exchange” means the date of the Property Agreement.

 “Property Management Agreement” means the property management agreement between the Company (1) GVA Grimley Limited (2) and the Company’s Subsidiary Undertakings (3) in the Agreed Form.

 “Property Manager” means GVA Grimley Limited or any replacement or successor property manager as shall be appointed from time to time.

 “Registered Office” means the registered office of any member of the Group from time to time.

 “Reserved Matters” means those matters listed in Schedule 3 (Reserved Matters).

 “Shareholders” means the A Shareholder(s) and the B Shareholder(s) and “Shareholder” shall mean any one of them.

 “Shares” means A Shares or B Shares or, as the context requires, A Shares and B Shares.

 “Subsidiary Undertaking” means in relation to any person, any other person that is directly or indirectly (through one or more intermediaries) Controlled by such person.

 “Surviving Provisions” means Clause 1 (Definitions and interpretation ), Clause 23 (Announcements ), Clause 24 (Non-disclosure of information ), Clause 27 (Consents ), Clause 28 (No partnership ), Clause 29 (Contracts (Rights of Third Parties) Act 1999 ), Clause 30 (Costs ), Clause 31 (Variation ), Clause 32 (Invalidity ), Clause 33 (Entire agreement ), Clause 35 (Communications ), Clause 36 (Counterparts ) and Clause 37 (Governing Law and Jurisdiction ).

 “Twelfth Property” means the car park premises detailed in paragraph 12 of Schedule 4 (The Property ).

1.2	Unless expressly provided otherwise, a reference to a statute or statutory provision includes a reference to:

(a)	any statutory modification, consolidation or re-enactment of it to the extent in force from time to time.

(b)	all statutory instruments or subordinate legislation (as defined in section 21(1), Interpretation Act 1978) or orders from time to time made under it. and

(c)	any statute or statutory provision of which it is a modification, consolidation or re-enactment.

1.3	Any reference to:

(a)	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

(b)	an individual includes, where appropriate, his personal representatives;

(c)	the singular includes the plural and vice versa; and

(d)	one gender includes all genders.

1.4
Unless otherwise stated, a reference to a Clause, Sub-clause or Schedule is a reference to a Clause or Sub-clause of, or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

1.5	Headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.6
In construing this Agreement the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2	JV COMPLETION

2.1	JV Completion of shall take place at the offices of the Company immediately after the execution of this Agreement.

2.2	On JV Completion:

(a)	Hines Luxembourg Sarl (or any other entity or person appointed by Hines from time to time) will be appointed the administrative manager of the Company (the “Administrative Manager”);

(b)	a meeting of the Board shall be held at which the resolutions set out in the board minutes in the Agreed Form shall be duly passed;

(c)	the resolutions of the Shareholders set out in the written resolution in the Agreed Form shall be duly passed (including the adoption of the new Articles);

(d)	the Board shall procure that Hines and Moorfield are entered in the register of Shareholders of the Company as the holders of the Shares applied for and allotted to them; and

(e)
Moorfield shall deliver to Hines a duly dated and executed letter of credit in the Agreed Form from Bank of America in the amount of £11,400,000 in respect of the subscription monies required from Moorfield pursuant to Clause 8.2 below.

3	MANAGERS

3.1
The Company shall have at any time two A Managers if the A Shareholder holds more than 50% of the Interests and one A Manager if the A Shareholder has 25% to 50% inclusive of the Interests.  The Company shall have at any time two B Managers if the B Shareholder holds more than 50% of the Interests and one B Manager if the B Shareholder has 25% to 50% inclusive of the Interests.  The A Managers and the B Manager are appointed and removed by the general meeting of shareholders of the Company. The general meeting of shareholders of the Company chooses the A Managers and the B Manager to be appointed from the lists of candidates submitted by the A Shareholder(s) and the B Shareholder(s).

3.2
Provided the A Shareholder holds more than 25% of the Interests, the A Shareholder shall be entitled at any time and from time to time to propose a list with names of candidates to be appointed by the general meeting of shareholders of the Company as A Manager(s).

3.3
Provided the B Shareholder holds more than 25% of the Interests, the B Shareholder shall be entitled to propose a list with names of candidates to be appointed by the general meeting of shareholders of the Company as B Manager(s).

3.4	The A Manager(s) and the B Manager(s) shall be the only managers of the Company.

3.5
The A Shareholder may nominate one of the Managers to be the chairman of each meeting of the Board and each meeting of the Shareholders.  If the chairman is unable to attend a meeting of the Shareholders, the Shareholder who nominated him shall be entitled to nominate another Manager to act as chairman in his place at the meeting.

3.6	The first chairman of the Company shall be Kenneth MacRae.

3.7	Unless otherwise agreed by an A Manager and a B Manager:

(a)	meetings of the Board shall be held at least once every three months and may be called by any Manager;

(b)
meetings of the Board shall ordinarily be held at the Registered Office of the Company and, so long as at least one Manager participating in any such meeting does so from Luxembourg, any other Manager(s) may participate by telephone (save that any Manager who is ordinarily resident in the United Kingdom shall not participate by telephone whilst actually in the United Kingdom);

(c)	meetings of the Board must be convened on notice to be given by registered mail, fax or email of no less than five Business Days;

(d)
an agenda identifying in reasonable detail matters to be discussed by the Board at the meeting and any relevant documents shall be distributed in advance of the meeting to all Managers so as to ensure that they are received at least three Business Days prior to the date fixed for the meeting;

(e)	each Manager shall receive a copy of the minutes of each meeting within 10 Business Days of the meeting for their approval and signing at the next Board meeting.

3.8	The quorum for the transaction of business at meetings of the Board shall be two Managers, including one A Manager and one B Manager.

3.9	Decisions of the Board shall be decided by simple majority vote. Each Manager shall have one vote.

3.10
If a quorum is not present within half an hour from the time set for a meeting of the Board or if during the meeting a quorum ceases to be present, the Company shall immediately give written notice to the Shareholders and the meeting shall be adjourned to the second Business Day after the date set for the meeting at the same time and place.  The quorum at the adjourned meeting shall be the Majority Managers.  If at the adjourned meeting a quorum is not present within half an hour from the time set for the meeting or if during the meeting a quorum ceases to be present, the meeting shall be dissolved.

3.11
The provisions of this Clause 3 (Managers ) shall apply to the board of directors of each Subsidiary Undertaking of the Company in the same way as they do to the Board and references within this Clause to the Board shall in that context be read as references to the board of directors of the relevant Subsidiary Undertaking.

4	CONDUCT OF THE COMPANY’S AFFAIRS

4.1
The Shareholders shall exercise all voting rights and other powers available to them in relation to the Company so as to procure (insofar as they are able to do so by the exercise of those rights and powers) that, unless the Board determines otherwise:

(a)	the Subsidiary Undertakings contemplated by the Property Agreement as purchase vehicles for the Property are duly incorporated and capitalised;

(b)	the business of the Company and its Subsidiary Undertakings shall consist exclusively of the Business;

(c)	the bankers of the Company and each of its Subsidiary Undertakings shall be Société Generale or such other bankers as the Board determines from time to time;

(d)
central management and control of the Company, the Subsidiary Undertakings of the Company and the Property will be exercised outside of the United Kingdom and their Registered Office shall be located at 205, route d’Arlon, L-1150  Luxembourg;

(e)	the Company and its Subsidiary Undertakings shall maintain and comply with a bank mandate determined by the Board from time to time;

(f)	the Company and its Subsidiary Undertakings shall comply with the provisions of their articles of association; and

(g)	the Company shall procure that all of its new Subsidiary Undertakings adopt articles of association in a form approved by the Shareholders.

4.2
The Shareholders shall exercise all voting rights and other powers available to them in relation to the Company so as to procure (insofar as they are able to do so by the exercise of those rights and powers) that the Company shall comply with all provisions of this Agreement that are expressed to be obligations of the Company.

4.3	The Company shall (subject to the fiduciary obligations of the Managers), and shall use its voting rights to ensure that its Subsidiary Undertakings shall, comply with the provisions of this Clause 4.

4.4
The Shareholders agree that any sale of one or more parts of the Property (each an “Asset”), the Company’s interest in any Subsidiary Undertaking or a Shareholder’s interest in the Company, effected in accordance with the provisions of Clauses 14 and 18 or otherwise, shall be structured in a tax-efficient manner for both Shareholders, taking into account the overall economics of the transaction.  Such tax-efficient structures may include, without limitation, (i) structuring any such sales such that a Shareholder’s share of income or gain from such sales is allocable to one or more or taxable REIT subsidiaries as defined in Code Section 856(1) (including, as necessary, (A) distributing (by way of capital distribution only) to the Shareholder its interest in the Asset or the Subsidiary Undertaking that is to be sold, in order that the Shareholder may convey such interest to a taxable REIT subsidiary which would in turn effect the sale of the pertinent interest directly to the buyer, or (B) the Company contributing the Asset (or portion thereof) or the Subsidiary Undertaking that is being sold to a taxable REIT subsidiary), (ii) structuring the sale of a Shareholder’s interest in one or more Assets to the other Shareholder as a distribution (by way of capital distribution only) of the Asset(s) to the Shareholders pursuant to this Clause 4.4 and the sale of the selling Shareholder’s interest in the Asset(s) to the purchasing Shareholder or (iii) structuring the distribution of the proceeds of a disposal of an Asset so that it is regarded as a receipt of capital, rather than income, in the hands of the recipient.

4.5	The Shareholders agree that all proceeds of a disposal of an asset by a Subsidiary Undertaking will be distributed to the Company as soon as is practicable and that furthermore:

(a)
on the disposal of its asset by a Subsidiary Undertaking owning a single asset (including a Subsidiary Undertaking that previously did, but no longer does, hold more than one asset), the proceeds will be distributed to the Company by liquidating such Subsidiary Undertaking or by the Subsidiary Undertaking buying back its shares from the Company; and

(b)
on the disposal of an asset by a Subsidiary Undertaking owning multiple assets, to the extent possible, there will be a buy-back of the whole of the class of shares that relates to the asset that has been disposed of or, if there is no such specific class of shares for such asset, such percentage of the relevant class(es) of shares of that Subsidiary Undertaking held by the Company that relate to such asset that is equal to the percentage that the proceeds of such disposal bear to the total assets of the Subsidiary Undertaking represented by such class(es) of shares at that time. If such buy-back is not possible, then such proceeds will be paid to the Company in whatever lawful manner the board of managers of the Subsidiary Underaking decides, which may include an upstream loan or some other form of distribution to the Company.

4.6
Each Shareholder understands and acknowledges that each Parent Undertaking of Hines (“Hines Parent”) has elected to be treated as a real estate investment trust (“REIT”) under Code Sections 856 et. seq.  Each Shareholder further understands and acknowledges that in order to maintain the Hines Parent’s status as a REIT, each Hines Parent must comply with numerous and complex rules and regulations set forth in the Code and the U.S. Treasury Regulations, many of which are applied on a quarterly and/or annual basis (the “REIT Requirements”), and that the management and operation of the Company may have a material effect on the ability of Hines Global to continue to maintain its status as a REIT.  Accordingly, notwithstanding any other provision of this Agreement or any non-mandatory provision of the 1915 Law, the Company shall not take any action which (or fail to take any action, the omission of which ) (i) could adversely affect the ability of Hines Global to qualify or continue to qualify as a REIT, (ii) could subject Hines Global to any additional taxes under Code Section 857 or Code Section 4981 or other potentially adverse consequences under the Code, or (iii) otherwise could cause a Hines Parent to violate the REIT Requirements.

5	FINANCIAL INFORMATION

5.1	The Company shall ensure that books of account containing true and complete entries of all dealings and transactions in relation to the Business are kept at the Registered Office.

5.2	The Company shall prepare and submit to the Board and the Shareholders the following information as soon as possible and not later than the dates/times set out below:

(a)
a draft Annual Budget for the following financial year 120 days before the end of each financial year, provided however, that if any Annual Budget is not timely approved by October 15th, then, in relation to any disputed items in the draft Annual Budget only, the Company shall use the equivalent amounts from the Annual Budget for the prior year with an increase in expenses equal to the greater of inflation (as measured by the United Kingdom’s Consumer Prices Index (or any replacement index) or 5%, until such time as a current Annual Budget is approved;

(b)	a draft Annual Strategic Business Plan for the following 4 year period 120 days before the end of each financial year;

(c)
a copy of the unaudited accounts of the Company and its Subsidiary Undertakings prepared in accordance with Luxembourg law and with generally accepted accounting principles then in effect in the United States for the previous financial year within 45 days after the end of each financial year (with audited accounts to follow within 60 days after the end that financial year);

(d)	quarterly unaudited management accounts of the Company and its Subsidiary Undertakings fifteen (15) Business Days after the end of each quarter containing:

(i)	a profit and loss account, balance sheet and cash flow statement;

(ii)	a comparison against the Annual Budget in respect of that quarter; and

(iii)	a cash flow forecast for the balance of the period covered by the then current Annual Budget; and

(iv)	leasing status reports.

5.3	The Company shall provide Hines with such information reasonably necessary to perform REIT testing on a quarterly basis (to the extent not already provided in Clause 5.2 above):

(a)	trial balance and general ledger per property owned by any member of the Group;

(b)	detail of non real estate assets on the balance sheet of any member of the Group (if applicable);

(c)	if any member of the Group own securities, schedule of value and of shares held compared to total value of the outstanding securities of the issuer (if applicable);

(d)	schedule of notes receivable by any member of the Group including details of total value and vote of party from whom receivable is held;

(e)	other income details of each member of the Group; and

(f)	completed REIT Property Services Questionnaire for each property owned by any member of the Group.

5.4	The Shareholders shall have full and prompt access to the books, accounts and records of the Company and its Subsidiary Undertakings.

6	RESERVED MATTERS

6.1
The Shareholders shall exercise all their voting rights and other powers in relation to the Managers and the Company to procure (insofar as they are able to do so by the exercise of those rights and powers) that neither the Company nor any of its Subsidiary Undertakings shall transact, and the Company undertakes, subject to the Managers’ fiduciary obligations, not to transact, any of the Reserved Matters:

(a)
in the case of any Reserved Matter that is listed in Part 1 of Schedule 3, without the prior written consent of the Minority Shareholder (such written consent or refusal to be provided by the Minority Shareholder within ten Business Days and subject to Clause 6.2); or

(b)
in the case of any Reserved Matter that is listed in Part 2 of Schedule 3, without the prior agreement of the Minority Manager (such agreement to be given at a Board meeting or otherwise, subject to Clause 6.2, given in writing to the Company), save that no such prior consent or agreement of a Minority Shareholder and/or Minority Manager shall be required in respect of the provision of loan finance by any party that is not the Majority Shareholder (or an Associate of the Majority Shareholder) and/or the issue of Interests to the Majority Shareholder where such provision and/or issue is required further to the failure or refusal of the Minority Shareholder to provide finance or contribute capital to any member of the Group in accordance with the terms of this Agreement and/or any relevant agreement reached between the parties after the date of this Agreement.

6.2
Where the prior consent or agreement of the Minority Shareholder or the Minority Manager is required under Clause 6.1 in respect of a Reserved Matter, the Majority Shareholder shall give notice in writing requesting the relevant consent to the Minority Shareholder following which the Minority Shareholder or Minority Manager shall confirm its consent, or refusal to consent, by notice in writing within ten Business Days of the receipt by the Minority Shareholder of such notice from the Majority Shareholder.  In the event that the Minority Shareholder or Minority Manager, as applicable, fails to respond to a request for consent or agreement within the ten Business Day period the Minority Shareholder the Minority Manager, shall be deemed to have provided their consent or agreement for the purposes of Clause 6.1 and the Minority Shareholder hereby undertakes to promptly take, and procure that the Minority Manager promptly takes, all such action required to ensure that any such deemed consent or agreement is legally effective and enforceable.

6.3
The Shareholders shall use reasonable endeavours to co-operate with each other in relation to Reserved Matters and to make decisions on Reserved Matters in good faith in the best interests of the Shareholders as a whole.

7	PROPERTY EXCHANGE

7.1	Immediately prior to Property Exchange the Shareholders shall procure that the Company duly executes:

(a)	the Facility Agreements;

(b)	the Asset Management Agreement; and

(c)	the Property Management Agreement,

provided that the agreements in (b) and (c) above shall only become effective upon Property Completion taking place.

7.2	After Property Exchange but prior to Property Completion:

(a)	Hines shall subscribe for 61,500 A Shares accompanied by payment of £61,500 in cash;

(b)	Moorfield shall subscribe for 41,000 B Shares accompanied by payment of £41,000 in cash;

(c)	Hines shall subscribe for 11,286,000 CPECs accompanied by payment of £11,286,000 in cash; and

(d)	Moorfield shall subscribe for 7,524,000 CPECs accompanied by payment of £7,524,000 in cash,

and the Shareholders shall procure that the Company applies the proceeds of such subscriptions in satisfying the Company’s or the Subsidiary Undertakings’ payment obligations in relation to the deposit required under the Property Agreement.

7.3
If the Shareholders pay the subscription monies referred to in Clause 7.2 to the Company or to the Subsidiary Undertakings prior to Property Exchange, the Company and/or the Subsidiary Undertakings shall hold such monies (or the conditional right to receive such monies on return of the deposit under the Property Agreement) on trust for the Shareholders until such times as the relevant Shares and CPECs have been issued.

7.4
If Property Exchange has not taken place within three months after the date of this Agreement (or such later date as the parties shall agree in writing), then this Agreement shall immediately terminate and neither party shall have any ongoing rights, obligations or liabilities, other than in respect of any breach of the terms of the Agreement prior to such termination.

8	PROPERTY COMPLETION

8.1	The Shareholders agree that the Company shall neither:

(a)	waive any condition to Property Completion contained in the Property Agreement; nor

(b)	make any material amendment to the Property Agreement between Property Exchange and Property Completion,

without the prior consent of the Minority Shareholder.

8.2	On the Business Day before the date of Property Completion:

(a)	Hines shall subscribe for such number of A Shares, accompanied by payment in cash of the nominal value of such Shares, as is agreed between the parties acting in good faith;

(b)	Moorfield shall subscribe for such number of B Shares, accompanied by payment in cash of the nominal value of such Shares, as is agreed between the parties acting in good faith;

(c)	Hines shall subscribe for such number of CPECs, accompanied by payment in cash of the nominal value of such CPECs, as is agreed between the parties acting in good faith; and

(d)	Moorfield shall subscribe for such number of CPECs, accompanied by payment in cash of the nominal value of such CPECs, as is agreed between the parties acting in good faith,

provided that the numbers of Shares and CPECs subscribed for by Hines and Moorfield respectively shall be in the Agreed Proportions and shall, in aggregate, be only so many as are required to ensure that the Company and its Subsidiary Undertakings have sufficient cash to meets their obligations to pay the Price (as defined in the Property Agreement) and all transaction costs and fees; and the Shareholders shall procure that the Company applies the proceeds of such subscriptions in satisfying the Company’s obligation pursuant to the Property Agreement to pay the Price.

8.3
In the event that either party fails to comply with its respective payment obligations under Clause 8.2, the defaulting party shall be liable to the other party in respect of, and hereby agrees to pay to the other party, all costs, expenses, losses and liabilities whatsoever incurred, whether directly or indirectly, by the other party and/or its Associates at any time in relation to any of the Group, the Property, the Facility Agreement (and any transactions and documents contemplated therein), the Property Agreement (and any transactions and documents contemplated therein) and this Agreement (and any transactions and documents contemplated herein) including, but not limited to, all costs, expenses, losses and liabilities whatsoever incurred by the other party and/or its Associates in enforcing any of their rights against, and/or recovering any sums due from, the defaulting party.

8.4
The Shareholders use all reasonable endeavours to procure that the Car Park Lease is entered into on, or as soon as possible after, Property Completion on terms reasonably satisfactory to both Shareholders.

9	BUILDING 5 CONTRIBUTIONS

9.1
The Board may at any time on or before 31 December 2012 (or such later date as the Shareholders in their absolute discretion may agree), require each Shareholder to contribute in cash in their Agreed Proportions an amount equal to the capital expenditure required to re-tenant Building 5, which expenditure is presently estimated to be £7,300,000 (the “Building 5 Contributions”) and which shall not, without the written consent of both Shareholders, exceed £10,000,000 (in each case less any amounts retained by the Group as a reserve to fund such capital expenditure), by giving not less than ten Business Days’ notice in writing specifying the amount and due date (or dates) for payment.  The Building 5 Contributions shall be provided to the Company in consideration for the issue of additional Shares and CPECs (of the classes applicable to the Subsidiary Undertaking which holds Building 5, with such ‘A’ class being issued to the A Shareholder and such ‘B’ class being issued to the B Shareholder).  The Shareholders and Managers shall use all reasonable endeavours to procure that the Group shall retain (at such times as the Board determines) sufficient funds out of Available Cash Flow as a reserve to fund such capital expenditure with the intention that it shall not be necessary to require any Building 5 Contributions from the Shareholders.

9.2
If a Shareholder shall fail to fund its Agreed Proportion of the Building 5 Contributions when required, then the other Shareholder (the “Contributing Shareholder”) may fund such short-fall (the “Building 5 Shortfall”) by subscribing for additional Shares and CPECs (of the classes applicable to the Subsidiary Undertaking which holds Building 5, with such ‘A’ class being issued to the A Shareholder and such ‘B’ class being issued to the B Shareholder).  If the Contributing Shareholder elects to fund the Building 5 Shortfall by subscribing for additional Shares and CPECs (of the classes applicable to the Subsidiary Undertaking which holds Building 5, with such ‘A’ class being issued to the A Shareholder and such ‘B’ class being issued to the B Shareholder), such Shares and CPECs shall be issued in the same relative proportions as the existing Shares and CPECs in issue (which, for information only, is intended to be 1 Share to every 99 CPECs following Property Completion), at a subscription price equal to their nominal value.

9.3
If both Shareholders fail to fund their Building 5 Contributions, or if one Shareholder fails to fund and the Contributing Shareholder elects not to fund the Building 5 Shortfall within ten Business Days of the due date for the Building 5 Contributions, the Board shall source on behalf of the Company debt financing or make such other arrangements as are necessary to pay for the short-fall (including, if third party debt financing is not available on reasonable terms, a loan to the Company from a Shareholder (or an Associate) on terms which are no less favourable to the Company than those available from other lenders) with terms such that the financing arrangement would not be treated as a security under Section 856(m) of the Code.

10	ADDITIONAL CAPITAL CONTRIBUTIONS

10.1
Save as otherwise expressly provided for in this Agreement, none of the Shareholders shall be required to make any loans to, purchase additional CPECs or subscribe for any shares of either the Company or its Subsidiary Undertakings nor to provide guarantees, indemnities or other security for the obligations of the Company or its Subsidiary Undertakings.

10.2
The Board (after consultation with the Property Manager and/or Asset Manager) may issue a request for additional capital contributions to fund capital expenditure, tenant improvements, lender funding requirements and similar costs (“Additional Capital Contributions”).  Each Shareholder shall have the option to fund their Agreed Proportion of each of the Additional Capital Contributions within 20 days after the written request from the Board.  In the event that one Shareholder fails to contribute its proportion of the requested Additional Capital Contribution (the “Shortfall Amount”) when required, the other Shareholder (the “Contributing Shareholder”) shall have the right, but not the obligation, to fund the Shortfall Amount by subscribing for additional Shares and relevant CPECs.  If the Contributing Shareholder elects to fund the Shortfall Amount by subscribing for additional Shares and relevant CPECs, the Shares and CPECs shall be issued in the same relative proportions as the existing Shares and CPECs in issue (which, for information only, is intended to be 1 Share to every 99 CPECs following Property Completion) at a subscription price equal to their nominal value.

10.3
If both Shareholders fail to fund their Additional Capital Contribution, or if one Shareholder fails to fund and the Contributing Shareholder elects not to fund the Shortfall Amount within ten Business Days of the due date for the Additional Capital Contribution, the Board shall source on behalf of the Company debt financing or make such other arrangements as are necessary to pay for the Shortfall Amount (including, if third party debt financing is not available on reasonable terms, a loan to the Company from a Shareholder (or an Associate) on terms which are no less favourable to the Company than those available from other lenders) with terms such that the financing arrangement would not be treated as a security under Section 856(m) of the Code.

10.4
Any Shares and CPECs issued by the Company pursuant to this Clause 10 in respect of Additional Capital Contributions (or any Shortfall Amount) shall be of the class or classes that relate to the Subsidiary Undertaking(s) (or the relevant asset(s) within the Subsidiary Undertaking(s) if applicable) for which the monies obtained from the Additional Capital Contribution shall be used. If the Additional Capital Contributions are not to be applied to one or more particular Subsidiary Undertakings or assets represented by specific classes of Shares and CPECs, then Shares and CPECs of all classes shall be issued pro rata to the number of each class already in existence prior to the Additional Capital Contribution being made. Furthermore, only A classes of Shares and/or CPECs shall be issued to the A Shareholder and only B classes of Shares and/or CPECs shall be issued to the B Shareholder.

11	ADDITIONAL OBLIGATIONS OF THE SHAREHOLDERS

11.1	Each Shareholder shall:

(a)
use all reasonable endeavours and cooperate in good faith to agree the terms of each of the initial Annual Budget and the initial Annual Strategic Business Plan as soon as possible (and in any event no later than the date falling 45 calendar days after Property Completion);

(b)
exercise the voting rights and powers available to it in relation to any member of the Group so as to give full effect to this Agreement, including without limitation passing such Board and Shareholder resolutions as are required to approve any transfer of Shares in accordance with Clause 14 (Buy-Sell Right ), Clause 16 (Permitted transfers ), or Clause 17 (Pre-emption on the transfer  );

(c)
procure that the Managers nominated by it use all reasonable endeavours to be available in Luxembourg for the meetings of the Board and the meetings of the boards of the Company’s Subsidiary Undertakings;

(d)
agree in all their actions and at all times to operate (or procure the operation of) the Company and the Subsidiary Undertakings in such a way that they are, for the purposes of UK and Luxembourg tax, resident in and only resident in Luxembourg; and

(e)
undertake not to take any action or procure or allow the Company or any of its Subsidiary Undertakings to take any action that would constitute a breach of any facility agreements or security documents in relation to third party debt financing provided to the Company or any of its Subsidiary Undertakings.

11.2	No Shareholder shall agree to cast any of the voting rights exercisable in respect of any Shares held by it in accordance with the directions or subject to the consent of any other third party.

11.3	The Shareholders agree that the appropriate representative(s) of each Shareholder (or their Associates) shall meet every three months to review the Annual Strategic Business Plan.

12	WARRANTIES

12.1	Hines warrants to Moorfield that:

(a)	it is a limited partnership duly organised and validly existing under the laws of Delaware;

(b)	it has power to own its assets, incur obligations, carry on its business and sue and be sued in its own name;

(c)	it has the power and authority to enter into this Agreement and any other documents to be executed in connection with it and to fully perform its obligations under them in accordance with their terms;

(d)
the obligations expressed to be assumed by it in this Agreement and any other documents to be executed in connection with it are lawful and valid obligations binding on it in accordance with their terms;

(e)
it does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under this Agreement or any other documents to be executed in connection with it; and

(f)	so far as it is actually aware and assuming that the Car Park Lease has been duly executed and put into effect:

(i)	the proposed structure of the Company and its Subsidiary Undertakings; and

(ii)	the terms of this Agreement (ignoring the effects of Clause 4.6 solely for the purpose of this warranty) and all material documents referred to in this Agreement,

comply at the date of this Agreement with the REIT Requirements (as defined in Clause 4.6).

12.2	Moorfield warrants to Hines that:

(a)	it is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation;

(b)	it has power to own its assets, incur obligations, carry on its business and sue and be sued in its own name;

(c)	it has the power and authority to enter into this Agreement and any other documents to be executed in connection with it and to fully perform its obligations under them in accordance with their terms;

(d)
the obligations expressed to be assumed by it in this Agreement and any other documents to be executed in connection with it are lawful and valid obligations binding on it in accordance with their terms;

(e)
it does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under this Agreement or any other documents to be executed in connection with it; and

(f)	it has provided Hines with a list of all persons and entities that:

(i)	own (beneficially or otherwise) 10% of Moorfield;

(ii)	Control Moorfield; or

(iii)	Moorfield acts for or on behalf of.

13	DISTRIBUTION POLICY

13.1
No distributions shall be paid in respect of the Shares except (a) with the prior written consent of both Shareholders or (b) pursuant to a return of capital or liquidation of the Company (and, in respect of (b), the Shareholders hereby agree to vote in favour of any return of capital where capital is to be returned to the Shareholders pro-rata to their total Interests).

13.2
All repurchases, redemptions and conversions of CPECs and all repurchases and redemptions of Shares and any other returns of capital shall be undertaken pro rata between the Shareholders unless the parties agree otherwise.

13.3
No distributions of Available Cash Flow or Available Capital Proceeds shall be made by the Company to any Shareholder except in accordance with the 1915 Law and to the extent that such distribution would or might, in the reasonable opinion of the Board, leave the any member of the Group with insufficient funds for general working capital purposes, to meet liabilities as they fall due or to enable the Company to create and maintain (or increase) a reserve such that it can meet the liabilities (present or future, actual or contingent) of the Group as they fall due or are expected to fall due.

14	BUY-SELL RIGHT

14.1
At any time after the second anniversary of the date of Property Completion, either Shareholder (the actual Shareholder giving such notice being herein called the “Electing Shareholder”), shall have the option (“Buy-Sell Right”) to cause to occur the buy-sell rights under this Clause 14.1 by giving written notice (“B/S Notice”) thereof to the other Shareholder (the Shareholder receiving such notice being herein called the “Non-electing Shareholder”).  No notice may be given by any Shareholder at any time that (a) further to Clause 11.1(e), the exercise thereof would constitute a default with respect to any third party indebtedness of the Company (unless the holder thereof has waived such default or the Electing Shareholder in its notice states such indebtedness will be paid in full and demonstrates it has the financial means to do so); or (b) a Sale Notice pursuant to Clause 17.1 or a Forced Sale Notice in respect of the whole of the Property (but not less than the whole of the Property) pursuant to Clause 18.2 has already been issued until such time as the Sale Notice or Forced Sale Notice shall expire without the applicable sale having taken place.  The B/S Notice shall set forth an all cash price which the Electing Shareholder is prepared to pay for all of the Non-Electing Shareholder’s Interests (“Price”).  The Shareholders agree to reasonably cooperate in making available information about the Group and/or the Property during the pendency of any proceedings under this Clause 14.1.  Additionally, the B/S Notice shall also disclose all written offers, letters of intent, term sheets and other indications of interest in the Property or such Shareholder’s Shares that have been received by the Electing Shareholder within the period which is 12 months prior to the delivery of the B/S Notice.  The Non-electing Shareholder shall then decide whether: (1) the Electing Shareholder will buy all of the Interests of the Non-electing Shareholder; or (2) the Non-electing Shareholder will buy all of the Interests of the Electing Shareholder.  If the Non-electing Shareholder does not give to the Electing Shareholder written notice of selecting option (1) or (2) within 40 Business Days of the date of the B/S Notice, then the Electing Shareholder may within 20 Business Days after the expiration of such 40 Business Day period either withdraw its exercise of the Buy-Sell Right or give written notice of such failure to the Non-electing Shareholder (failing which, the exercise shall be deemed withdrawn) and, if the Non-electing Shareholder has not elected (1) or (2) within a further 10 Business Days after notice of its failure to provide a response to the Electing Shareholder, then the Non-electing Shareholder will be deemed to have selected option (1), which is to have the Electing Shareholder buy all of the Interests in the Company of the Non-electing Shareholder.  Within 40 Business Days after the determination of whether the Electing Shareholder or the Non-electing Shareholder will buy under option (1) or (2), the Shareholders shall be obligated to complete such purchase and sale for the Price (subject to pro rata adjustment based on each Shareholder’s relative Interests on the date of the B/S Notice, with such adjusted Price being referred to herein as the “Closing Sum”).  Within 3 Business Days after the determination of which Shareholder is the purchasing Shareholder, the purchasing Shareholder shall be obligated to deposit with Barclays Bank plc (or its successor) or such other financial escrow institution reasonably approved by the non-purchasing Shareholder as escrow agent (“Escrow Agent”), a cash deposit (“Deposit”) equal to two percent (2%) of the Closing Sum as security for its obligation to complete the purchase.  During the pendency of proceedings under this Clause 14.1, no Shareholder shall make any transfer any of its Interests in the Company other than pursuant to the Buy-Sell Right that instituted such proceedings.

14.2
The closing of the purchasing Shareholder’s purchase of the other Shareholder’s Interests shall be held at the offices of the purchasing Shareholder’s solicitors (or such other place as agreed by the parties) on such Business Day within the 40 Business Day period as the parties may agree for completing the purchase and sale referred to in Clause 14.1 above (and in the absence of agreement on the last Business Day of such period).  Pending the closing, the Board shall cause the business of the Company and the Subsidiary Undertakings to be conducted in the ordinary course and shall not pay or incur any costs, expenses or obligations or accelerate or defer the receipt of any revenues in such a way as to cause the Company’s cash flow or the operating expenses or Company or any liabilities of the Company’s Subsidiary Undertakings as of the Closing Date to be materially different from what such would have been as of such date in the absence of the purchase and sale pursuant to this Clause 14 (Buy-Sell Right ).  At the closing:

(a)
the purchasing Shareholder shall pay to the non-Purchasing Shareholder the Closing Sum (less the amount of the Deposit, which shall be applied to the Closing Sum) by wire transfer of immediately available funds prior to 2:00 p.m. London, England local time.  All costs and expenses in connection with any closing shall be paid by the Shareholder incurring such costs and no deductions shall be made from the Closing Sum for deemed closing costs;

(b)
the non-purchasing Shareholder shall transfer to the purchasing Shareholder or its or their nominees, with full title guarantee, all of the Interests of the Company owned by the non-purchasing Shareholder, free and clear of all liens, claims and encumbrances; and

(c)	the non-purchasing Shareholder and the purchasing Shareholder shall execute and deliver such other documents as may be reasonably necessary to carry out such transaction.

14.3
In the event that the purchasing Shareholder shall default in its obligation to consummate the purchase contemplated by this Clause 14 (Buy-Sell Right ), then the non-purchasing Shareholder shall, at its option, have the right to:

(a)	be the purchasing Shareholder on the same terms and provisions as were applicable to the purchase that the defaulting Shareholder failed to close;

(b)	abandon the purchase and retain the Deposit as liquidated damages for the sale contemplated by this Clause 14 (Buy-Sell Right ) and carry forward as if the Buy-Sell Right had not been exercised; or

(c)
if it had not been the Electing Shareholder with respect to the Buy-Sell Right that the purchasing Shareholder failed to consummate, then to institute the Buy-Sell Right itself (which may be, but is not required to be, for a different Price).

If the non-purchasing Shareholder shall not have used one or more of the options described in the paragraphs (a) through (c) of this Clause 14.3 within three months after the default by the purchasing Shareholder, then the non-purchasing Shareholder shall be deemed to have elected option (b); provided, however, that either Shareholder shall thereafter be entitled to exercise a new Buy-Sell Right, except that the defaulting purchasing Shareholder shall not be able to exercise a new Buy-Sell Right sooner than two years after the default by the purchasing Shareholder.

14.4	In the event the non-purchasing Shareholder shall default in its or their obligations to consummate the purchase contemplated by this Clause 14 (Buy-Sell Right ), then the purchasing Shareholder may:

(a)
abandon the purchase and sale contemplated by this Clause 14 (Buy-Sell Right ) and carry forward as if the Buy-Sell Right had not been exercised, in which event the non-performing Shareholder shall be obligated to return the Deposit to the purchasing Shareholder;

(b)	enforce specific performance of the sale contemplated by this Clause 14 (Buy-Sell Right ), or

(c)	exercise any remedy to which it may be entitled at law or in equity.

If the purchasing Shareholder shall not have used one or more of the options described in the preceding clauses (a) through (c) of this Clause 14.4 within three months after the default by the non-purchasing Shareholder, then the purchasing Shareholder shall be deemed to have elected option (a); provided, however, that either Shareholder shall thereafter be entitled to exercise a new Buy Sell Right, except that the defaulting non-purchasing Shareholder shall not be able to exercise a new Buy-Sell Right sooner than two years after the default by the non-purchasing Shareholder.

14.5
From and after the consummation of any purchase and sale pursuant to this Clause 14 (Buy-Sell Right ) the non-purchasing Shareholder shall have no obligation or liability (except for title warranties) with respect to matters pertaining to the Company or the Subsidiary Undertakings arising from and after the Closing Date.

14.6
Notwithstanding anything in this Clause 14 (Buy-Sell Right ) to the contrary, in no event shall a Shareholder be permitted to exercise a Buy-Sell Right at any time after a contract shall be entered into in the name of the Company to sell the Property (or part therof).  In the event that the sale of the Property shall fail to close and any such contract shall terminate, then the Shareholders shall again have the right to exercise the Buy-Sell Right subject to the terms and conditions of this Agreement.

15	TRANSFER OF INTERESTS

15.1	No Shareholder may transfer any Interests except in accordance with:

(a)	in the case of Shares, the Articles;

(b)	in the case of CPECs the terms of the relevant instrument constituting the same; and

(c)	Clause 14 (Buy-Sell Right ), Clause 16 (Permitted transfers ), Clause 17 (Pre-emption on the transfer ) and any purported transfer in breach of this Clause shall be of no effect.

15.2
References in Clause 15.1 to a transfer of any Interest includes a transfer or grant of any interest in, or right in respect of, any Interest, whether by way of sale, gift, holding on trust, or in any other way, and whether at law or in equity,  and also includes an agreement to make any such transfer or grant or to exercise the voting rights attaching to a Share at the direction of any third party, but shall not include the grant of an interest by way of charge, mortgage or pledge to a bona fide funder of that Shareholder, or an agreement to grant such an interest.

16	PERMITTED TRANSFERS

16.1	A transfer of any Interest may be made only in whole and not in part and at any time in each of the following cases:

(a)	for cash consideration and with the prior written consent of all the Shareholders for the time being of the Company; or

(b)	a transfer to a company which is an Associate of the transferor.

16.2
Subject always to the provisions of Clauses 16.4 and 16.5, if a Shareholder intends to transfer any Interests by reason of Clause 16.1(b), the Shareholders shall procure the passing of the requisite resolution of the Company approving such transfer.

16.3
If a holder of Interests acquired any Interests by reason of Clause 16.1(b) it shall, immediately prior to it ceasing to be an Associate of the original transferring Shareholder, transfer the Interests back to the original transferring Shareholder or to another Associate of the original transferring Shareholder.

16.4
To ascertain whether a proposed transferee is a permitted transferee, the Managers nominated by the non-transferring Shareholder(s) may require the transferor or the transferee to provide such information as they may reasonably specify.

16.5
The Board may refuse to register a transfer which purports to be a permitted transfer so long as replies which are reasonably satisfactory in relation to a request for information under Clause 16.4 have not been received.

17	PRE-EMPTION ON THE TRANSFER OF INTERESTS

17.1
A Shareholder who wishes to transfer the legal and beneficial interest in all (but not part only) of the Interests registered in its name (the “Seller”) to a bona fide third party shall first give a written notice of such intention to the Administrative Manager and the other Shareholders (a “Sale Notice”). No Sale Notice under this provision may be given by a Shareholder prior to 1 July 2014.

17.2	The Sale Notice shall:

(a)	specify the number of Shares and CPECs registered in the name of the Seller (the “Seller’s Interests”);

(b)	specify the cash price per individual Share and CPEC at which the Seller’s Interests are to be offered for sale, being the price offered by the bona fide third party (the “Offer Price”);

(c)
specify the identity of the third party who has indicated a willingness to buy the Seller’s Interests (the “Proposed Purchaser”) and (if it is a body corporate) the person(s) believed by the Seller to control that company;

(d)
be accompanied by a copy of any written offer, heads of terms, letter of intent or other written communication from the Proposed Purchaser setting out the proposed purchase price for the Seller’s Interests.

17.3
Provided the other Shareholders approve the identity of the Proposed Purchaser (such approval only to be withheld if the other Shareholders reasonably believe the Proposed Purchaser to be of inadequate financial standing regarding the outstanding financial obligations under this Agreement), the Sale Notice shall appoint the Administrative Manager as the Seller’s agent for the sale of the Seller’s Interests and once given may not be withdrawn or varied.

17.4
The Administrative Manager shall, within three Business Days of receipt of the Sale Notice offer the Seller’s Interests in writing to the other Shareholder (the “Offer”).  The Offer shall specify such information as is contained in the Sale Notice and shall provide that if the offeree does not accept the Offer in respect of the Interests offered within 20 Business Days of the Offer being made (the “Acceptance Period”), it shall be deemed to have declined it but that, if it does accept, it shall not be entitled to withdraw its acceptance except as provided in this Clause 17 (Pre-emption on the transfer ).

17.5
If the Offer is accepted within the Acceptance Period, the Administrative Manager shall, as soon as practicable (and in any event within ten Business Days), give notice to the Seller who shall be required to complete the sale and purchase in accordance with Clause 17.6.

17.6
Completion of the sale and purchase of the Seller’s Interests shall take place within forty Business Days after the giving of a notice under Clause 17.5.  At completion of the sale and purchase contemplated by this Clause 17 (Pre-emption on the transfer ) the Seller shall deliver or cause to be delivered to the Board duly executed transfers in respect of the Seller’s Interests (and any certificates issued by the Company in respect of any CPECs) in favour of the purchasing Shareholder (or as it directs), together with any power of attorney under which the transfer has been executed, against which the purchasing Shareholder shall deliver to the Managers a banker’s draft for the purchase price (or if required by the Seller shall pay the purchase price by wire transfer of immediately available funds prior to 2:00 p.m. London, England local time to such bank account nominated by the Seller).  The Seller shall do all other things and execute all other documents as the purchasing Shareholder may reasonably require to give effect to the sale and purchase of the Seller’s Interests.  The Seller’s Interests shall be deemed to be sold by the Seller with full title guarantee with effect from the date of transfer.  If the Seller fails to carry out the sale of any of the Interests in accordance with this Clause 17 (Pre-emption on the transfer ) the Managers may appoint some person to execute appropriate transfers on the Seller’s behalf and to give a receipt for the purchase price which shall be paid over to the Seller.

17.7
If the Offer is declined or not accepted within the Acceptance Period, the Administrative Manager shall notify the Seller as soon as is reasonably practicable (and in any event within ten Business Days) and the Seller shall (subject to Clause 17.8) be entitled to sell its Interests to the Proposed Purchaser for a cash price per Share and CPEC which is not less than the Offer Price and otherwise on terms which are no more favourable (excluding the provisions of usual warranties and indemnities that are required by an arm’s length third party purchaser) than those which would have applied on a sale to a purchasing Shareholder, provided that such sale is completed within 120 days of the last day of the Acceptance Period.

17.8
No distributions shall be made after the issue of a Sale Notice unless the Shareholders have agreed, and the Shareholders hereby agree to cooperate in good faith to agree, appropriate adjustments to the Offer Price to reflect distributions made after the issue of the Sale Notice but before the Completion of any transfer of Seller’s Interests pursuant to this Clause 17 (Pre-emption on the transfer ) save that such restriction on distributions shall not apply after:

(a)	if the Offer is accepted within the Acceptance Period, the date falling forty Business Days after the giving of a notice under Clause 17.5; or

(b)
if the Offer is declined or not accepted within the Acceptance Period, the earlier of the date on which the Proposed Purchaser declines to complete the purchase of the Interest and the date falling 120 days after the last day of the Acceptance Period.

17.9
Completion of any transfer of Seller’s Interests to a third party purchaser(s) pursuant to this Clause 17 (Pre-emption on the transfer ) shall be subject to the condition that the Proposed Purchaser(s) shall first have entered into a Deed of Adherence.

18	FORCED SALE RIGHT IN RESPECT OF THE PROPERTY AND ROFR

18.1
From and after 1 July 2014 (the “Forced Sale Right”), each Shareholder shall have the right to initiate the sale by any member of the Group of the Property (or any part therof) (each sale being referred to in this Clause as a “Project”), upon and subject to the terms set forth in this Clause 18. No Shareholder shall initiate a Forced Sale Right hereunder at any time after a Shareholder has exercised the Buy-Sell Right pursuant to Clause 14 and prior to the completion of the Buy-Sell Right procedures set forth in Clause 14 or at any time after a Shareholder has issued a Sale Notice pursuant to Clause 17 and prior to completion of the pre-emption procedures set forth in Clause 17.

18.2
A Shareholder (the “Triggering Shareholder”) shall exercise its Forced Sale Right by delivering to the other Shareholder (the “Non-Triggering Shareholder”) a written notice (a “Forced Sale Notice”) of the Triggering Shareholder’s desire for a particular Project or Projects to be sold and the gross purchase price (the “ROFR Price”) at which the Triggering Shareholder desires to sell the Project or Projects (including an allocation of such gross price among the Project(s) set forth in such Forced Sale Notice).

18.3
Following the delivery of a Forced Sale Notice, the Shareholders shall procure the passing of the requisite resolution of the Company approving such actions are necessary to effect the sale contemplated by such Forced Sale Notice.

18.4
The Non-Triggering Shareholder will have the right to elect to purchase (or cause its Associates to purchase) one or more of the subject Project or Projects upon the terms and conditions set forth in this Clause 18 by (i) delivery of written notice (an “Exercise Notice”) to the Triggering Shareholder during the  20 Business Day period following delivery of the Forced Sale Notice; and (ii) depositing with an Escrow Agent (as defined in Clause 14 a deposit (the “ROFR Deposit”) equal to 5% of the portion of the ROFR Price allocable to such Project(s).  In the event that the Non-Triggering Shareholder fails to deliver an Exercise Notice prior to the expiration of the foregoing 20 Business Day period, then it shall be deemed to have elected not to exercise its right to purchase the Project or Projects hereunder.

18.5
To the extent that the Non-Triggering Shareholder does not elect to purchase the subject Project or Projects, the Shareholders shall meet to discuss an appropriate marketing plan for the Project or Projects, as applicable, including potential brokerage firms, the terms of the brokerage contract with such firms and the marketing strategy (the date of such meeting being the “Marketing Commencement Date”). If the Shareholders are unable to agree upon an appropriate marketing plan within 20 Business Days after the Non-Triggering Shareholder’s election or deemed election not to purchase subject Project or Projects, then the Triggering Shareholder shall direct the marketing efforts and shall have the right on behalf of the applicable member of the Group who owns the subject Project or Projects to engage the services of an independent real estate brokerage firm to solicit offers from third parties unaffiliated with either Shareholder to purchase the Project or Projects.  If more than one Project is to be sold, then, the Triggering Shareholder, subject to Clause 18.8, may market the subject Projects individually or as a unit.  In all events (i) the commission of any retained brokerage firm shall be an expense of the applicable member(s) of the Group who owns the subject Project or Projects, (ii) the Administrative Manager and each of the Shareholders shall cooperate with such brokerage firm to market the applicable Project or Projects and shall supply information to such brokerage firm so that such brokerage firm can prepare appropriate marketing materials, (iii) the Administrative Manager shall provide prospective purchasers with such information about the applicable marketing plan as such brokerage firm may reasonably request or is in line with industry practice, and (iv) the Triggering Shareholder shall on behalf of the applicable member(s) of the Group who owns the subject Project or Projects arrange for solicitors to be appointed to act on the sale.

18.6
To the extent that the Non-Triggering Shareholder fails to elect to purchase the subject Project or Projects, the Triggering Shareholder shall (unless such sale shall result in a default or event of default with regard to any indebtedness of the Group) have the right to cause the applicable member(s) of the Group who owns the subject Project or Projects to accept a purchase offer for any or all Projects included in the particular Forced Sale Notice, from any person or entity who is not the Triggering Shareholder or an Associate of the Triggering Shareholder; provided, however, that the purchase price must be payable entirely in cash (e.g. the applicable member(s) of the Group who owns the subject Project or Projects may not provide seller financing by accepting a note for a portion of the purchase price), must be at least equal to ninety-five per cent (95%) of the allocable ROFR Price set forth in the Forced Sale Notice (a “Qualifying Offer”) with regard to the Project(s) being sold (as such ROFR price shall be adjusted by reference to any change in prepayment and similar fees and charges relating to the Project(s) being sold, to the extent that the purchaser will not pay the same)  and the closing of such sale must take place prior to the expiration of the 180 day period following the Marketing Commencement Date (failing which the subject Project or Projects shall not be sold pursuant to the original Forced Sale Notice and clause 18.9 shall apply).

18.7
For any Qualifying Offer that the Triggering Shareholder determines to accept as provided in Clause 18.6, the applicable member(s) of the Group who owns the subject Project or Projects shall execute, acknowledge and deliver a purchase and sale agreement and such conveyance and other documents as shall be reasonably required to effectuate the sale; provided that such purchase and sale agreement and such conveyance shall be negotiated by the solicitors referred to in clause 18.5(iv), shall accord with market practice at the time (including the giving of appropriate indemnities for future breach by the purchaser), shall not impose personal liability on any Shareholder and shall require that any security interest in the Project(s) being sold held by the lender with respect to any debt financing and any guarantees or indemnities relating thereto be released and that such sale shall not result in a default or event of default with regard to any indebtedness of the Group.

18.8
The Shareholders acknowledge that the terms of any debt facility agreements or other debt financing may limit the number of partial releases that may occur during the term of any loan.  Accordingly, in exercising their respective Forced Sale Rights and discussing the potential marketing plans for the subject Projects, the Shareholders shall give good faith consideration to marketing and selling one or more of the designated Projects as a unit or coordinating the closings of separate sales so as to minimise the number of releases.

18.9
For any Project or Projects for which the Triggering Shareholder is unable to cause the applicable member(s) of the Group who owns the subject Project or Projects to complete a sale pursuant to a Qualifying Offer by the date that is 180 days after the Marketing Commencement Date the original Triggering Shareholder’s rights to direct the marketing and cause the sale of the subject Project or Projects as provided in this Clause 18 shall be revoked and the Triggering Shareholder shall not have any right to exercise a new Forced Sale Right of its own with respect to such Project(s) during the one year period following the expiration of the foregoing 180 day period.   The Non-Triggering Shareholder shall have the right to exercise a Forced Sale Right as to any such Project or Projects during that one year period (or thereafter) and the original Triggering Shareholder shall have the rights of a Non-Triggering Shareholder as to such Forced Sale Right.

18.10
To the extent that a Non-Triggering Shareholder timely elects to purchase the Project(s) set forth in a Forced Sale Notice delivered by the Triggering Shareholder hereunder, the Triggering Shareholder and the Non-Triggering Shareholder (each acting reasonably) shall then procure that, as soon as reasonably practicable and in any event within 20 Business Days of such election, there shall come in to force a binding contract for the applicable member(s) of the Group who owns the subject Project or Projects to sell and the Non-Triggering Shareholder to purchase the subject Project or Projects (and the form of such contract and the conveyance shall contain provisions as described in Clauses 18.7 and 18.12) and the closing of such sale (the “ROFR Closing”) shall take place on the date that is 40 Business Days following the date that the Non-Triggering Shareholder elects to purchase such Project(s) or on such earlier date as the Non-Triggering Shareholder may specify on at least 10 Business Days’ prior written notice to the Triggering Shareholder (the “ROFR Closing Date”).  At such ROFR Closing, the Non-Triggering Shareholder and the Company (and each applicable member of the Group) shall execute, acknowledge and deliver such deeds, assignments, consents and other conveyance and other documents as shall be reasonably required to effectuate the sale.  In the event that the Non-Triggering Shareholder defaults in its obligation to purchase any subject Project or Projects pursuant to the provisions hereof (other than as a result of a default by the Triggering Shareholder or the applicable member(s) of the Group or as a result of the application of clause 18.10), then (i) the Company shall pay the ROFR Deposit to the Triggering Shareholder and (ii) the Triggering Shareholder shall be authorised to market and sell such Project or Projects to one or more third party purchasers upon such terms and conditions as the Triggering Shareholder shall determine to be appropriate in its reasonable discretion.

18.11
Each of the following (unless and except (in the case of the conditions contained in clauses 18.11(a) to 18.11(c) inclusive only) to the extent waived by the Non-Triggering Shareholder) shall be a condition to the Non-Triggering Shareholder’s obligation to proceed with a purchase of the Project(s) contained in any Forced Sale Notice under this Clause 18:

(a)
as of the ROFR Closing Date, there shall not have occurred any Material Casualty/Condemnation with respect to any of such Project(s) (provided that, the determination of a Material Casualty/Condemnation shall be made with reference to the subject Project or Projects rather than the Property as a whole and provided further that to the extent that the Non-Triggering Shareholder waives the condition set forth in this Clause 18.11(a), then at the ROFR Closing the applicable member(s) of the Group owning the Project(s) affected by such Material Casualty/Condemnation, shall pay to the Non-Triggering Shareholder (or its Associate) any and all condemnation awards and insurance proceeds received by the applicable member(s) of the Group in connection with such Material Casualty/Condemnation, plus an amount equal to the deductible under each applicable insurance policy, but not in excess of an amount equal to the actual damages caused by the Material Casualty/Condemnation);

(b)
there shall be no suit, action or other proceeding pending on the ROFR Closing Date before or by any court or governmental body seeking to restrain or prohibit, or seeking material damages or other relief in connection with the sale of any Project(s) contained in the pertinent Forced Sale Notice and of which the Non-Triggering Shareholder was unaware as of at the time of making of its election to purchase such Project(s);

(c)
the Project(s) shall be free and clear of any liens or encumbrances other than any Permitted Encumbrances (as defined herein).  For the purposes hereof “Permitted Encumbrances” means (i) liens for ad valorem taxes that are not yet due and payable, (ii) any liens relating to the external debt financing of any member of the Group that will be released at the ROFR Closing, (iii) any liens relating to any external debt financing that the Non-Triggering Shareholder elects, in its sole discretion, to assume in connection with its purchase of Project(s) hereunder, (iv) any liens that are approved by the Non-Triggering Shareholder in writing as liens to which its purchase will be subject, and (v) any encumbrances contained in the deeds conveying the Project(s) to a member of the Group or to which such conveyance was otherwise subject; and

(d)
at the ROFR Closing, any security interest in the Project(s) being sold, held by the lender with respect to the Facility Agreement (or any other external debt financing) and any guarantees or indemnities relating thereto shall be released and such sale does not result in a default or event of default with regard to any external indebtedness of the Group.

The Triggering Shareholder hereby undertakes not to take, nor cause (whether directly or indirectly) any other party to take, any action that causes any of the conditions above to not be satisfied and, to the extent that any of the above conditions are not satisfied as of the ROFR Closing Date (or (where applicable) waived in writing by the Non-Triggering Shareholder), the Triggering Shareholder and the Non-Triggering Shareholder shall direct the Escrow Agent to return the ROFR Deposit to the Non-Triggering Shareholder and the contract and obligations to purchase subject Project(s) shall automatically cease and determine.

18.12
The ROFR Price shall be payable by the Non-Triggering Shareholder to the relevant members of the Group in readily available funds.  The ROFR Deposit (together with any interest earned thereon) shall be applied to the ROFR Price at the ROFR Closing.  Rents, real estate taxes, and other items of revenue and expense applicable to the Project(s) that are being sold that are typically prorated in similar transactions shall be prorated as of the date of the ROFR Closing and the ROFR Price shall be adjusted accordingly.  All adjustments to the ROFR Price shall be made on the basis of good faith estimates of the Shareholders using currently available information, and final adjustment shall be made promptly after precise figures are determined or available.  At the end of the year of closing that includes the ROFR Closing, (i) the Administrative Manager shall calculate year-end adjustments for the calendar year in which the ROFR Closing occurred for common area maintenance expenses, taxes, and insurance owed by or to any tenant under leases in place at the time of the ROFR Closing with regard to the Project(s) sold hereunder and the parties shall make payments to each other as needed to true up the estimates of such items used for purposes of the ROFR Closing, and (ii) the Administrative Manager shall forward to the Company (or the applicable member of the Group) any amounts paid by tenants to the Administrative Manager which amounts are for the payment of such tenant’s pro rata share of expenses, taxes and insurance to the extent such expenses, taxes and insurance are attributable to that portion of the tax year during the Company (or the applicable member of the Group) owned the Property and for which expenses, taxes and insurance the Company (or the applicable member of the Group) gave the Administrative Manager a credit at the ROFR Closing.  If any transfer taxes are payable in connection with the purchase and sale of the applicable Project(s), then (y) the Triggering Shareholder and the Non-Triggering Shareholder shall each reasonably cooperate with the other to structure the transaction under this Clause 18 so as to minimise such transfer taxes, and (z) any such transfer taxes shall be payable by the parties in accordance with local custom.  With respect to any external debt financing which is in existence as of the date of the ROFR Closing and encumbers the subject Project or Projects, the parties will cooperate in using commercially reasonable efforts to persuade the lender with respect to such external debt financing and the servicer to waive any prepayment and similar fees and charges relating to the ROFR Closing; however, any such fees not so waived by any lender or any servicer shall be paid by the Company at the ROFR Closing.

19	POWER OF ATTORNEY

19.1
As security for the performance of its obligations under Clause 14 and Clause 17, each Shareholder appoints the Company (such appointment being revocable only upon a Shareholder ceasing to hold any Interests), acting by any Manager, to be its attorney for the following purposes:

(a)
to approve, execute (as a deed or otherwise) and deliver all such documents as its attorney shall in its absolute and unfettered discretion deems necessary for the purpose of giving effect to any transfer of Interests;

(b)	to receive the purchase money; and

(c)	to cause the transferee’s name to be entered into the register of Shareholders of the Company as the holder of the relevant Interests.

19.2	The Company shall hold any purchase money received pursuant to Clause 19.1(b) on terms that it is not to be bound to earn or pay interest on such monies.

19.3	The receipt by the Company of the purchase money for the Interests shall be a good discharge of the relevant transferee’s obligations to pay the purchase money.

19.4	Each Shareholder undertakes to ratify whatever the attorney does or lawfully causes to be done under the authority or purported authority of the power of attorney contained in Clause 19.1.

19.5
If the buying Shareholder fails to pay the purchase price in full to the selling Shareholder on the relevant completion date, interest will accrue on the amount unpaid from the completion date until the date of payment at the rate of 4% per annum above the base rate of Barclays Bank PLC from time to time.

20	ANCILLARY COMPLETION MATTERS

20.1	On a sale or transfer of Interests in accordance with this Agreement each selling Shareholder shall:

(a)	repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings owed by that Shareholder or its Associates (together with any accrued interest) to any member of the Group; and

(b)	procure the removal of any Managers of any member of the Group appointed by it.

20.2
On a sale or transfer of Interests (save for a transfer or sale to a third party) in accordance with this Agreement the buying Shareholder shall (to the extent not already provided for in the preceding Clauses of this Agreement):

(a)
procure that all loan capital, borrowings and indebtedness in the nature of borrowings (other than those incurred in the normal course of trade) owed by the Company to the selling Shareholder (together with any accrued interest) are either assigned to the buying Shareholder(s) for such value as may be agreed between the Shareholders or, failing agreement, are repaid by the Company or its Subsidiary Undertakings;

(b)
procure that all CPECs held by the selling Shareholder are assigned to the buying Shareholder for such proportion of the aggregate purchase price as may be agreed between the Shareholders or, failing agreement at a price per CPEC equal to the price per Share; and

(c)
use all reasonable endeavours (but without involving any financial obligation on its part) to procure the release of any guarantees, indemnities, security or other comfort given by the selling Shareholder to or in respect of any member of the Group.

21	ADMINISTRATIVE MANAGER

21.1
Subject to Clause 6 (Reserved Matters ) and any other relevant terms of this Agreement, the Administrative Manager shall be solely responsible for managing the day-to-day operations of the Company and for the high level strategic asset management of the Business. To such end, the Administrative Manager shall:

(a)	assist the Company to make distributions to the Shareholders and the holders of CPECs as and when required pursuant to the terms of this Agreement and other relevant agreements contemplated hereby,

(b)
supervise the generation of financial and other reports by the Property Manager and the Asset Manager, and supervise the distribution of said reports to the Shareholders as and when required pursuant to the terms of this Agreement,

(c)	supervise the generation of unaudited and audited financial statements of the Company as and when required by this Agreement,

(d)	assist the Company to prepare and file any and all tax and other regulatory filings with the appropriate Luxembourg taxing and regulatory authorities,

(e)
assist with the management of the tax structure of the Company and the Subsidiary Undertakings of the Company so that the central management and control of the Company, the Subsidiary Undertakings of the Company and the Property will continue to be exercised outside of the United Kingdom,

(f)	if requested by the Board, open and manage bank and other deposit accounts, and

(g)
perform all other acts or activities reasonably related to the specific duties of the Administrative Manager which are necessary or desirable for the carrying out of the purposes of the Company (and the Subsidiary Undertakings of the Company) as set forth in this Agreement and the approved Annual Strategic Business Plan.

21.2	The Administrative Manager’s duties and responsibilities shall be carried out in all material respects in accordance with:

(a)
standards of care that are at least equal to those standards that are at the time of this Agreement customarily employed by the Administrative Manager in managing comparable properties for its own account,

(b)	the Annual Strategic Business Plan and directions given from time to time by the Board, and

(c)	the provisions of this Agreement.

21.3	The Administrative Manager shall not be required to devote any particular amount of time to the Company’s Business, but shall it devote sufficient time to perform its duties hereunder.

21.4
The Administrative Manager shall have no authority to bind the Company or any of its Subsidiary Undertakings, except as expressly authorized in writing by the Board or as otherwise permitted by this Agreement.

21.5
The Administrative Manager shall be entitled to recover its reasonable and proper costs for managing the Company (including recovery of its personnel compensation and other overhead expenses without mark-up) in its capacity as Administrative Manager, in an amount not to exceed £120,000 per year (adjusted annually for inflation (as measured by Luxembourg’s Consumer Prices Index (or any replacement index) starting in 2011).

22	CERTAIN U.S. TAX MATTERS

22.1
The Shareholders agree that, solely for U.S. tax purposes, the Company shall elect to be treated as a partnership.  The Company shall file with the U.S. Internal Revenue Service IRS Form 8832 and shall take such other steps as are necessary to cause the Company to be so treated.

22.2	The Shareholders further acknowledge and agree that:

(a)	the CPECs are intended to be treated as partnership interests for U.S. federal income tax purposes; and

(b)	none of such Shareholders shall take positions in any U.S. federal income tax report or filing that are inconsistent with such treatment.

22.3
Schedule 5 (United States tax and other matters ) to this Agreement sets forth certain additional provisions that will apply solely for purposes of maintaining capital accounts, allocating income, gain, loss, and deduction, and determining relevant elections for United States tax purposes.

23	ANNOUNCEMENTS

23.1
Except as required by law, the U.S Securities and Exchange Commission, any U.S. state securities law commission, the UK Listing Authority, the London Stock Exchange, the Panel on Takeovers and Mergers or any other regulatory authority, or otherwise as specifically agreed between the parties, no announcement or statement shall be made in relation to this Agreement or another of the parties to this Agreement.  Notwithstanding the foregoing to the contrary, Moorfield recognizes that Hines Global REIT, Inc. is a public non-traded company, and it acknowledges and agrees that it may disclose in press releases, SEC and other filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the Property as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations), “generally accepted accounting principles” or other accounting rules or procedures or in accordance with Hines Global REIT, Inc.’s prior custom, practice or procedure.  Hines Global REIT, Inc. will be required to publicly disclose the possible transactions contemplated hereby and file the Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by law.  Notwithstanding the foregoing to the contrary, Hines recognizes that Moorfield is a Subsidiary Undertaking of an institutional fund with U.S. investors, and it acknowledges and agrees that it may disclose in reports to investors, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the Property as may be necessary or advisable under the fund regulations, applicable federal or state securities law, rules or regulations, "generally accepted accounting principles" or other accounting rules or procedures or in accordance with the MREF II fund's prior custom, practice or procedure.

23.2
The parties agree that in the event that any initial public announcement of the transactions contemplated hereby and the acquisition of the Property is required by law or regulation as contemplated by Clause 23.1 the party making the announcement will use its best endeavours to provide the other party a draft of the proposed announcement at least two Business Days prior to the announcement being released for that party’s comment, and shall (where practicable) take such comment into consideration prior to issuing the announcement.

24	NON-DISCLOSURE OF INFORMATION

24.1
Despite the duties owed by the Managers to the Company and its Subsidiary Undertakings, a Manager may disclose information and provide relevant documents and materials about the Company and its Subsidiary Undertakings and discuss their affairs, accounts or finances with appropriate officers and senior employees of the Shareholder who appointed him.  Each of the Shareholders may disclose details of the affairs, accounts and finances of the Company and its Subsidiary Undertakings to that Shareholder’s professional and financial advisers who are required to know the same to carry out their duties.  Any information, documents or material supplied to or by a Shareholder in accordance with this Clause shall, subject to Clause 24.3 and Clause 24.4, be kept strictly confidential.

24.2
Subject to Clause 24.3 and Clause 24.4, the Shareholders shall use their best endeavours to keep confidential (and to procure that their employees and agents keep confidential and that of its Associates) all information acquired in consequence of or in contemplation of this Agreement.  The Shareholders will not use or disclose this information except with the prior written consent of the other Shareholders and the Company or in accordance with the order of a court of competent jurisdiction.

24.3
The obligations in Clause 24.1 and Clause 24.2 will continue without limit in time and shall remain binding on the Shareholders even after a Shareholder has disposed of all or any of its Interests.  However, they will not apply to information which is in, or comes into, the public domain other than by reason of a breach of this Clause.

24.4
Nothing in Clause 24.1 and Clause 24.2 will prevent a party from disclosing information to the extent required in or in connection with legal proceedings arising out of this Agreement or where disclosure is required by law or any other applicable regulatory authority or governmental body (wherever situated) to which any party is bound to comply by the operation of law.

24.5
Except as required by any law, legally binding rule or regulation applicable to a Shareholder, and except as required by its document retention, records and archiving policies, a Shareholder which ceases to be a Shareholder shall at that time hand over to the Company all information, documents, materials and correspondence belonging to or relating to the Business and shall, if so required by the Company, certify that it has not kept any records or copies of that information.

24.6
Where a Shareholder has provided information to another Shareholder it may demand its return at any time by notice in writing.  Following the notice, that Shareholder shall (and shall procure that each of its Associates and its and their officers, employees and agents shall) hand over to the requesting Shareholder all such information, documents, materials and correspondence (except as required by law) and shall, if so required by that Shareholder, certify that it has not kept any records or copies of that information.

25	DURATION

25.1	Unless the Shareholders agree otherwise, and subject to Clause 7.3, this Agreement shall only be terminated on the earliest to occur of the following:

(a)	commencement of the Company’s winding up;

(b)	such time as there is only one beneficial owner of the Interests.

25.2
Upon termination of this Agreement in accordance with Clauses 7.3 or 25.1 the Shareholders shall use reasonable endeavours to return the assets and capital of the Company to the Shareholders as soon as is reasonably practicable and the Shareholders agree that any liabilities and costs in respect of such termination shall be borne by the Company or by the Shareholders in the Agreed Proportions.

25.3
The Surviving Provisions and any other provisions which expressly or by implication are necessary to give effect to the rights and obligations embodied in it shall continue to bind the parties after termination.

25.4	If this Agreement terminates each party shall, if requested by the other, procure that the name of the Company is changed to avoid confusion with the name of the party making the request.

26	DEALING IN INTERESTS AND ASSIGNMENT

26.1	The issue of new Interests and the transfer of Interests are regulated in accordance with:

(a)	in the case of Shares, the Articles; and

(b)	in the case of CPECs, the terms of the relevant instrument constituting the same (such instruments, together with Articles, being a “Relevant Document”).

26.2
The Shareholders shall procure that no transfer or allotment is registered by the Managers if it is not in accordance with a Relevant Document.  For the purposes of a Relevant Document, this Agreement and any Deed of Adherence executed pursuant to it shall constitute consent in writing of all the Shareholders for the time being of the Company in relation to any transfer of Interests made pursuant to the provisions of this Agreement.

26.3	Each of the Shareholders agrees that it will not give a Sale Notice (as defined in the Articles) prior to 1 July 2014.

26.4
Prior to any transfer of any Interests in the Company being completed the transferor shall procure that the transferee (save where the transferee is a Shareholder of the Company and is either an original party to this Agreement or has executed a Deed of Adherence) shall execute a Deed of Adherence.  The Shareholders shall procure that the Managers shall not register the transferee as the holder of the Interests being transferred until such Deed of Adherence has been executed by the parties to it.  Each party to this Agreement shall enter into a Deed of Adherence whenever requested to do so by another party provided such transfer is permitted by this Agreement or the Articles.  The foregoing provisions of this Clause 26.4 shall apply equally in relation to any issue of Interests to a person who is not already a Shareholder of the Company.

26.5	Except as permitted by this Agreement or with the written consent of the other Shareholder, a Shareholder shall not:

(a)	assign, charge or deal with its rights, benefits or obligations under this Agreement; or

(b)	sub-contract its obligations under this Agreement.

26.6	This Agreement binds each party’s successors and permitted assigns.

27	CONSENTS

Consents to be given by the parties under this Agreement shall be given in writing.

28	NO PARTNERSHIP

Nothing in this Agreement gives rise to a partnership between the parties or constitutes one party the agent of another.

29	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

29.1
Unless the right of enforcement is expressly granted, it is not intended that a third party, other than a lawful successor in title or a lawful assignee or the Administrative Manager, should have the right to enforce a provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

29.2	The parties may rescind or vary this Agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

30	COSTS AND LIABILITY OF THE SHAREHOLDERS

30.1	Each Shareholder shall bear its own costs, fees and other expenses incurred in the preparation and execution of this Agreement.

30.2
All costs and expenses relating to the negotiation of the Property Agreement by the Company (which shall include the legal and consultant expenses and third party due diligence costs of Hines associated therewith), including the Facility Agreements  and other documents entered into by the Company or any other member of the Group referred to in the Agreement as being in the Agreed Form and all other matters in connection with the transactions contemplated hereby will be borne by each Shareholder in the Agreed Proportions (or such costs will borne by the Company if Property Completion occurs).  All costs associated with operating the Company and its Subsidiary Undertakings (including ongoing costs of managing the tax structure) shall be borne by the Company and its Subsidiary Undertakings respectively.

30.3
The rights of each of the parties in respect of a breach of this Agreement shall not be affected by completion, by its rescinding, or failing to rescind, this Agreement, or failing to exercise, or delaying in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release.  A single or partial exercise of a right or remedy provided by this Agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

30.4	Waiver of a breach of a term of this Agreement, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of this Agreement.

30.5	The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies.

30.6
Notwithstanding anything to the contrary contained in this Agreement or in any agreement contemplated herein, except in respect of the liability of each Shareholder to fund its respective additional capital contributions pursuant to Clause 8.2 in connection with Property Completion, a Shareholder’s liability arising out of or in connection with any matter covered by this Agreement or any agreement contemplated herein, shall be limited to the value from time to time of its Interests and such Shareholder shall not be obliged to satisfy any such liability save:

(a)	by transferring, or procuring that its Associate transfers, an appropriate number of Interests (at their market value at the time of transfer) to the other Shareholder (or as it directs); or

(b)
where the Interests have been sold for cash after a claim under this Agreement or an agreement contemplated herein has been notified by the other Shareholder, by paying to the other Shareholder (or as it directs) an appropriate portion of the cash consideration received for such Interests, and the other Shareholder shall have no other recourse to that Shareholder in respect of any liability under this Agreement or the other agreements contemplated herein.

30.7
Subject to Clause 30.6, a Shareholder shall have no liability in respect of this Agreement or any other agreement contemplated herein for any claims the other Shareholder might otherwise have against it at law, in equity, by statute, or otherwise and each Shareholder waives to the fullest extent permissible by law any such claims against the other Shareholder and any member, manager, shareholder, partner, director, officer, employee or agent of  such Shareholder.

30.8	Nothing in this Agreement shall exclude any person’s liability for fraud or fraudulent misrepresentation.

31	VARIATION

A purported variation of this Agreement is not effective unless in writing signed by or on behalf of each of the parties.

32	INVALIDITY

If a provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.  The parties agree to negotiate in good faith to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be illegal or unenforceable.

33	ENTIRE AGREEMENT

33.1
This Agreement (together with the Agreed Form documents and all other documents entered into under it or at the same time as it) supersedes all prior understandings and agreements between the parties (whether written or oral) relating to its subject matter and contains the entire agreement between the parties relating to its subject matter.

33.2
Each party acknowledges that it does not enter into this Agreement on the basis of, and does not rely on, warranties other than the warranties contained in Clause 12 (Warranties) or representations made, or agreed to, by any person (whether a party to this Agreement or not).

33.3	Each party waives its rights against the others in respect of warranties and representations (whether written or oral) not expressly set out or referred to in this Agreement.

33.4	Nothing in this Clause limits or excludes liability for fraud.

33.5	The parties acknowledge that they have had the benefit of legal advice on the effects of this Clause and confirm that they consider this Clause to be reasonable in all circumstances of this Agreement.

34	STATUS OF THE AGREEMENT

If there is a conflict between the terms of this Agreement and those of the Articles or the articles of association of any of the Company’s Subsidiary Undertakings or the terms of any instrument(s) constituting the CPECs, the terms of this Agreement shall prevail but not so as to amend those articles of association or instrument(s).  The Company shall not be bound by any provision that would constitute an unlawful fetter on any of its powers under Luxembourg law.

35	COMMUNICATIONS

35.1	All communications between the parties with respect to this Agreement shall be in writing and shall:

(a)	be delivered by hand, or sent by internationally reputable overnight courier:

(i)	in the case of Hines, to Hines Interests Limited Partnership (F.A.O. of Charles Hazen, with a copy to Jason Maxwell) of 2800 Post Oak Boulevard, Suite 4800, Houston, Texas 77056, USA; and

(ii)
in the case of Moorfield, to its registered office for the time being, with a copy to Moorfield Group Limited (F.A.O Graham Sidwell) of Nightingale House, 65 Curzon Street, London W1J 8PE, United Kingdom;

or to such other address that the addressee notifies to the other parties for the purposes of this Clause; or

(b)	be sent by facsimile to the facsimile number stated below or as notified for the purpose of this Clause.

35.2	In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

(a)
(if delivered by hand or internationally reputable overnight courier) on the day of delivery, if delivered before the close of business hours on a Business Day, and otherwise on the next Business Day; and

(b)	(if sent by facsimile) at the time of transmission, if received before the close of business hours on a Business Day, and otherwise on the next Business Day.

35.3	For the purposes of this Clause, “business hours” means between the hours of 10.00 am and 6.00 pm inclusive, in the jurisdiction of the recipient.

35.4
In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and delivered by the courier, or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received.

35.5	The facsimile numbers referred to in Clause 35.1 are:

for Hines: +1 (713) 966 2075

for Moorfield: +44 20 7499 2114

for the Company: + 352 26 43 37 37 (marked FAO Kenneth MacRae)

36	COUNTERPARTS

36.1	This Agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

36.2	Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

37	GOVERNING LAW AND JURISDICTION

37.1	This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by English law.

37.2
The English courts shall have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

37.3
Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

37.4
Each party acknowledges that damages alone would not be an adequate remedy for the breach of any of the provisions of this Agreement.  Accordingly, without prejudice to any other rights and remedies they may have, the parties shall be entitled to the granting of equitable relief (including without limitation injunctive relief) concerning any threatened or actual breach of any of the provisions of this Agreement and nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the English courts or the courts of any other country for injunctive or other interim relief.

Delivered as a Deed on the date of this document.

Schedule 1
Details of the Company

Company number:	Pending

Date of incorporation:	22 June 2010

Share capital:	Authorised	Issued
£1 ordinary shares	£87,500	£87,500 (87,500 shares)

Registered office:	205, route d’Arlon, L-1150 Luxembourg

A Managers:	Kenneth MacRae HGR International Investment Manager LLC

B Manager:	Graham Sidwell

Charges, mortgages and other security interests over assets of the Company	None

Schedule 2
Deed of Adherence

DATED                         [●]

PARTIES

(1)	[●], a [company][corporation] incorporated in [●] [with registered number [●]] whose registered office is at [●] (the “New Party”)

(2)
[All parties to the Principal Agreement including any person who has entered into a Deed of Adherence pursuant to the Principal Agreement but excluding any person (other than the Transferor) who has ceased to be a Shareholder]

RECITAL

Under the terms of an agreement dated [●] 2010 and entered into between Hines Global REIT Properties LP (1), MREF II MH S.à.r.l (2) and Hines – Moorfield UK Venture I S.à.r.l (3) (the “Principal Agreement”)

EITHER

[and to which [●] (the “Transferor”) is [an original party] [a party by virtue of a Deed of Adherence dated [●]], the Transferor has sold and transferred to the New Party [insert number and type of shares and CPECs] subject to the New Party entering into this Deed.

OR

[the New Party has agreed to subscribe for [insert number and type of shares and CPECs].

OPERATIVE PROVISIONS

1
Expressions defined in the Principal Agreement shall have the same meaning when used in this Deed and Clause 36 of the Principal Agreement shall apply to this Deed of Adherence as if repeated here in full.

2
The New Party undertakes to and covenants with all the parties to the Principal Agreement (including any person who has entered into a Deed of Adherence pursuant to the Principal Agreement) to comply with the provisions of and to perform all the obligations in the Principal Agreement, so far as they become due to be observed and performed on or after the date of this Deed as if the New Party had been an original party to the Principal Agreement as well as the Transferor.

3
The New Party shall become a Shareholder and on and after the date of this Deed the New Party shall have the benefit of the provisions of the Principal Agreement as if the New Party had been an original party to the Principal Agreement [in place of the Transferor] and the Principal Agreement shall be construed and apply accordingly.

Delivered as a Deed on the date of this document.

Executed as a deed by [name of New Party] acting by [name of first director] and [name of second director or secretary]:	) ) )

Director Director/Secretary

OR

Executed as a deed by [name of New Party] acting by [name of director] in the presence of:	) ) )
Director
Name of witness: Signature of witness: Address: Occupation:

Schedule 3
Reserved Matters

Part 1 - Shareholder Reserved Matters

1
Approving the Annual Strategic Business Plan and the Annual Budget included therein, as well as approving any deviation from the Annual Budget in excess of 5% with respect to total expenses save where circumstances arise requiring additional emergency expenditure that is necessary to avoid a material adverse effect on any member of the Group and it is not practicable in such circumstances to seek the prior consent of the Minority Shareholder.

2
Except as provided in Clause 18 of the Agreement, approving the sale or disposition of the Property (or any part thereof) (or the granting of any right of first refusal, option or similar right to purchase the Property (or any part therof)).

3
Authorizing the initial first charge financing of the Property, or any new initial borrowing of other money for the Company that is not contemplated in an approved Annual Budget; or authorizing any material variation of any terms of such financing or borrowing.

4	Guaranteeing the liabilities or obligations of any third party or of any Shareholder or of any of the Shareholder’s Associates.

5
Approving all new Major Leases and amendments thereto, and approving all terminations or cancellations of any existing Major Lease (being any lease (or a number of leases leasing space to the same group of affiliated tenants in a single transaction) for space greater than 25,000 net square feet).

6
Approving the change in leasing strategy at Building 5 from a single tenant to a multi-tenant strategy  or back from a multi-tenant strategy to a single tenant strategy and any deviation from the annual budget for Building 5, in excess of 5% with respect to total expenses for that asset.

7
Approval of all new lettings, rent reviews, lease renewals or any other negotiations under which net effective rents for such letting or lease deviate more than 10% from the Annual Strategic Business Plan, other than any new letting, rent review, lease renewal or other negotiation where the stabilised annual rent receivable is less than £30,000 per relevant lease save where any such new lettings, rent reviews, lease renewals or other negotiations (or in any combination and whether or not in respect of the same Building) involve affiliated tenants and which, when taken together, result in an aggregate stabilised annual rent in excess of £30,000.

8	Approving any change in the Property Manager or the Asset Manager, and approving any fees to be paid by the Company to any such Property Manager or any such Asset Manager.

9
Approving any litigation, arbitration or defence of litigation or arbitration where the amount being claimed is of a value in excess of £250,000 is being applied for or defended in the name of the Company.

10	Approving any non-arms length contract or transaction (including any material variation or renewal) in excess of £50,000.

11	Approving the appointment of any letting agent and the approval of any fees payable to such letting agent, in respect of any vacant space within the Property in excess of 25,000 sq ft.

12
Approving any other matter that can be reasonably expected to have an adverse effect on the valuation of the Company in excess of 10%, provided that this paragraph 12 shall not apply to any matter that would have been a Reserved Matter under paragraphs 1 to 11 above, but for the fact that the relevant matter did not exceed any materiality threshold set out in such paragraph.

Part 2 - Board Reserved Matters

1
Save in respect of a transfer or sale of any Interests in accordance with the terms of this Agreement, admitting a new holder of any Interests or a shareholder in any Subsidiary Undertaking (or any options or rights to acquire same).

2
Entering into or amending any agreement with either Shareholder or any of their respective Associates (except for any of: (a) the issue of Shares and CPECs to a Shareholder in respect of any Building 5 Contribution, Additional Capital Contribution, Building 5 Shortfall and/or Shortfall Amount pursuant to Clauses 9 or 10; and/or (b) any amendments to the Car Park Lease in relation to the rent payable to the Group in respect of the Twelfth Property.

3	Taking any action that would cause the dissolution of the Company or any Subsidiary Undertaking under applicable law.

4	Entering into any merger, business combination, consolidation, restructuring or similar agreement or arrangement with respect to the Company.

5	Commencing any voluntary liquidation or winding up of the Company or any Subsidiary Undertaking.

6	Changing the tax residency or status of the Company or any Subsidiary Undertaking.

7	Making any amendments to the constitutional documents of the Company or any Subsidiary Undertaking.

8
Changing the nature of the business of the Company or any Subsidiary Undertaking or permitting the Company to enter into any business or acquire any real property other than or in addition to the Property.

9
Approving any other matter that can be reasonably expected to have an adverse effect on the valuation of the Company in excess of 10%, provided that this paragraph 9 shall not apply to any matter that would have been a Reserved Matter under paragraphs 1 to 8 above, but for the fact that the relevant matter did not exceed any materiality threshold set out in such paragraph.

Schedule 4
The Property

1	First Property

Description:

All those premises situate at or known as Brindleyplace, Birmingham being land and buildings on the north west side of Broad Street and all buildings from time to time on them or any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                                    WM491380

2	Second Property

Description:

All those premises situate at or known as Number Three Brindleyplace, Birmingham  B1 2JB and all buildings from time to time on them or any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                                    WM682940

3	Third Property

Description:

All those premises situate at or known as Number Four Brindleyplace, Birmingham and all buildings from time to time on them or any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                                    WM767322

4	Fourth Property

Description:

All those premises situate at or known as Number Five Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM625319

5	Fifth Property

Description:

All those premises situate at or known as Number Six Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM771278

6	Sixth Property

Description:

All those premises forming part of the Ground Floor, Number Six Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM781841

7	Seventh Property

Description:

All those premises situate at or known as the Additional Restaurant Area, Number Six Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM964812

8	Eighth Property

Description:

All those premises situate at or known as Number Nine Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM728645

9	Ninth Property

Description:

All those premises forming part of the Basement and Ground Floor, Number Nine Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM729814

10	Tenth Property

Description:

All those premises situate at or known as the Café in the Square, Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM771271

11	Eleventh Property

Description:

All those premises forming the basement of the Café in the Square, Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM771269

12	Twelfth Property

Description:

All those premises situate at or known as the Canalside Car Park Brindleyplace, Birmingham and any fixtures and fittings whenever fixed except those fixed by the tenant which are generally regarded as tenant's or trade fixtures.

Title No:                         WM771273

Schedule 5
United States tax and other matters

The following provisions apply solely for purposes of maintaining capital accounts, allocating income, gain, loss, and deduction, and determining relevant elections for United States tax purposes:

1	Definitions.

In addition to the provisions of Clause 1 of this Agreement, the following terms will have the meanings set forth below:

"Adjusted Capital Account Deficit" means, with respect to any Unitholder at any time, the deficit balance, if any, in such Unitholder's Capital Account, after giving effect to the following adjustments:

(a)
Crediting to such Capital Account (i) any amount which such Unitholder is obligated to restore following the liquidation of such Unitholder's interests in the Company and (ii) any amount which such Unitholder is deemed obligated to restore in accordance with Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)	Debiting to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

This definition is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d), and will be interpreted consistently therewith.

“Capital Account” means a Unitholder’s capital account maintained pursuant to section  2 (Maintenance of Capital Accounts; Deficit Restoration. )

“Capital Contribution” means any amounts paid or contributed by a Unitholder to the Company as consideration for, or in respect of, Shares,  Converted Shares or CPECs.

“Code” means the Internal Revenue Code of 1986, as amended as of the date hereof and as the same may be amended from time to time, and any successor statute.

“Converted Shares” means any shares of the Company received on conversion of a CPEC.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, subject to the following exceptions and adjustments:

(a)	The initial Gross Asset Value of any asset contributed by a Unitholder to the Company will be the gross fair market value of such asset, as determined by the contributing Unitholder and the Company;

(b)
The Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values immediately preceding the occurrence of any of the following events: (i) the acquisition of an additional interest in the Company by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Company if Hines determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Unitholders in the Company; (ii) the distribution by the Company to a Unitholder of more than a de minimis amount of property as consideration for an interest in the Company if Hines determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Unitholders in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (which for this purpose will include the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B)); and (iv) any other event for which such an adjustment is permitted under Regulations Section 1.704-1(b)(2)(ii) if Hines determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Unitholders in the Company;

(c)	The Gross Asset Value of any Company asset distributed to any Unitholder will be the gross fair market value of such asset on the date of distribution;

(d)
The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 2(g); provided, however, that Gross Asset Values will not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d);

(e)
In accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), the Gross Asset Values of Company Assets will be adjusted to reflect their respective gross fair market values immediately after the conversion of any CPECs; and

(f)
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value will thereafter be adjusted by the book depreciation (calculated in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)) taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

"Net Profits" or "Net Losses",  as the case may be, for any period, means an amount equal to the Company's Taxable Income or Taxable Loss for such period, with the following adjustments:

(a)
Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition will be added to such Taxable Income or will reduce such Taxable Loss;

(b)
Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition, will be subtracted from such Taxable Income or Losses;

(c)
If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b), (c) or (e) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(d)
Gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)
In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such Taxable Income or Loss, there will be taken into account book depreciation (calculated in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)) for such fiscal year or other period; and

(f)
Notwithstanding any other provision of this definition, any item which is specially allocated pursuant to section 4 (Regulatory Allocations) will not be taken into account in computing Net Profits or Net Losses.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Taxable Income" or "Taxable Loss," as the case may be, for any period, means the taxable income or taxable loss of the Company for such period, determined in accordance with Code Section 703(a), including all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1).

“Unitholder” means any holder of Shares, Converted Shares or CPECs.

2	Maintenance of Capital Accounts; Deficit Restoration.

(a)	A separate capital account (“Capital Account”) shall be maintained for each Unitholder.

(i)
To each Unitholder’s Capital Account there shall be added such Unitholder’s Capital Contributions, such Unitholder’s distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to section 4 (Regulatory Allocations), and the amount of any Company liabilities assumed by such Unitholder or which are secured by any Company property distributed to such Unitholder.

(ii)
From each Unitholder’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any Company property distributed to such Unitholder in respect of Shares, Converted Shares or CPECs, such Unitholder’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to section 4 (Regulatory Allocations), and the amount of any liabilities of such Unitholder assumed by the Company or which are secured by any property contributed by such Unitholder to the Company.

(iii)
In the event Shares, Converted Shares or CPECs are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Shares, Converted Shares or CPECs.

(iv)	In determining the amount of any liability for purposes of clauses (i) and (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

This section 2(a) and the other provisions of this Schedule 5 (United States tax and other matters) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

(b)
Subject to the provisions of any guarantee or other written agreement between a Unitholder and the Company, no Unitholder shall otherwise be required to pay to the Company any deficit or negative balance which may exist in its Capital Account.

3	Allocations of Net Profits and Losses.

(a)	After giving effect to the regulatory allocations set forth in section 4 (Regulatory Allocations), Net Profits for any fiscal year or other relevant period shall be allocated as follows:

(i)
first, Net Profits shall be allocated among the Unitholders in proportion to, and until the cumulative amount of Net Profits allocated to each Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the cumulative amount of Net Losses allocated to each Unitholder for all prior fiscal years or other relevant periods under Section 3(b)(vi);

(ii)
second, Net Profits shall be allocated among the Unitholders in proportion to, and until the cumulative amount of Net Profits allocated to each Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the cumulative amount of Net Losses allocated to each Unitholder for all prior fiscal years or other relevant periods under Section 3(b)(v);

(iii)
third, Net Profits shall be allocated among the Unitholders in proportion to, and until the cumulative amount of Net Profits allocated to each Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the cumulative amount of Net Losses allocated to each Unitholder for all prior fiscal years or other relevant periods under Section 3(b)(iv);

(iv)
fourth, Net Profits shall be allocated among those Unitholders holding CPECs in proportion to, and until the cumulative amount of Net Profits allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the sum of (x) the cumulative amount of Fixed Yield that has accrued on such Unitholder’s CPECs for the current and all prior fiscal years or other relevant periods, plus (y) the cumulative amount of Net Losses allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(b)(iii);

(v)
fifth, Net Profits shall be allocated among those Unitholders holding CPECs in proportion to, and until the cumulative amount of Net Profits allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the sum of (x) the cumulative amount of Variable Yield that has accrued on such Unitholder’s CPECs for the current and all prior fiscal years or other relevant periods, plus (y) the cumulative amount of Net Losses allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(b)(ii); and

(vi)	thereafter, Net Profits shall be allocated among those Unitholders holding Shares in proportion to the number of Shares held by each such Unitholder.

(b)
After giving effect to the regulatory allocations set forth in section 4 (Regulatory Allocations ), Net Losses for any fiscal year or other relevant period shall be allocated among the Unitholders as follows:

(i)
first, Net Losses shall be allocated among those Unitholders holding Shares in proportion to, and until the cumulative amount of Net Losses allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the excess of (x) the cumulative amount of Net Profits allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(a)(vi), over (y) the cumulative amount of distributions of such profits that have been made to such Unitholder in respect of its Shares for the current and all prior fiscal years or other relevant periods;

(ii)
second, Net Losses shall be allocated among those Unitholders holding CPECs in proportion to, and until the cumulative amount of Net Losses allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the excess of (x) the cumulative amount of Net Profits allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(a)(v), over (y) the cumulative amount of distributions of Variable Yield that have been made to such Unitholder in respect of its CPECs for the current and all prior fiscal years or other relevant periods;

(iii)
third, Net Losses shall be allocated among those Unitholders holding CPECs in proportion to, and until the cumulative amount of Net Losses allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, the excess of (x) the cumulative amount of Net Profits allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(a)(iv), over (y) the cumulative amount of distributions of Fixed Yield that have been made to such Unitholder in respect of its CPECs for the current and all prior fiscal years or other relevant periods;

(iv)
fourth, Net Losses shall be allocated among those Unitholders holding Shares in proportion to, and until the cumulative amount of Net Losses allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, (x) the aggregate amount of Capital Contributions made by such Unitholder in respect of its Shares which have not previously been returned to such Unitholder as a result of distributions on such Shares plus (y) the cumulative amount of Net Profits allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(a)(iii);

(v)
fifth, Net Losses shall be allocated among the Unitholders holding CPECs in proportion to, and until the cumulative amount of Net Losses allocated to each such Unitholder for the current and all prior fiscal years or other relevant periods under this paragraph equals, (x) the aggregate amount of Capital Contributions made by such Unitholder in respect of its CPECs which have not previously been returned to such Unitholder as a result of distributions on such CPECs, plus (y) the cumulative amount of Net Profits allocated to such Unitholder for all prior fiscal years or other relevant periods under Section 3(a)(ii); and

(vi)	thereafter, Net Losses shall be allocated among those Unitholders holding Shares in proportion to the number of Shares held by each such Unitholder.

(c)
The Net Losses allocated pursuant to Section 3(b) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Unitholder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  Subject to the limitations in the preceding sentence, all Net Losses in excess of the limitations set forth in this paragraph shall be allocated pro rata to the other Unitholders in proportion to the number of Units held by each Unitholder.

(d)
In the event that the Company issues or redeems Shares or CPECs, such revisions shall be made to the method of allocating Net Profits and Net Losses in this Section 3 (Allocations of Net Profits and Losses.) as are necessary to reflect the terms of such issuance or redemption, including such revisions as are needed to ensure that such allocations (i) will comply with the terms of Regulation Sections 1.704-1 and -2, (ii) will properly reflect the varying interests of the Unitholders in the Company, and (iii) will cause the Capital Accounts of the Unitholders in respect of Shares and/or CPECs held by them to be in the ratios in which the Unitholders are entitled to receive distributions with respect to their Shares and/or CPECs.

4	Regulatory Allocations

Notwithstanding Section 3 (Allocations of Net Profits and Losses.) above, the following allocations shall be made in the following priority if and to the extent so required under the Regulations.

(a)
Minimum Gain. If during any taxable year there is a net decrease in partnership minimum gain (as such term is defined by Regulations Sections 1.704-2(b)(2) and (d)), then each Unitholder shall be specially allocated items of gross income for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Regulations Sections 1.704-2(f) and (j).  Likewise, if there is a net decrease during any taxable year in the minimum gain attributable to Unitholder nonrecourse debt (as defined in Regulations Section 1.704-2(i)(3)), then any Unitholder with a share of the minimum gain attributable to such debt at the beginning of such taxable year shall be specially allocated items of gross income for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Regulations Sections 1.704-2(i)(4) and (j).  This Section 4(a) is intended to comply with, and shall be interpreted to be consistent with, the minimum gain chargeback requirements of Regulations Sections 1.704-2(b)(2), 1.704-2(f) and 1.704-2(i).

(b)
Qualified Income Offset.  If any Unitholder unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that, after tentatively taking into account all allocations that would be made for the current period under Sections 3 (Allocations of Net Profits and Losses.) and 4 (Regulatory Allocations ) of this Schedule (other than allocations pursuant to this Section 4(b)), would cause or increase an Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated to such Unitholder in an amount and manner sufficient to eliminate, to the extent required by the Regulations under Code Section 704(b), the Adjusted Capital Account Deficit as quickly as possible.  This Section is intended to comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.  Allocations under this Section 4(b) will be comprised of a pro rata portion of each item of Company income (including gross income) and gain for the year.

(c)
Preventative Allocation.  If any Unitholder would have an Adjusted Capital Account Deficit, such Unitholder will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.  Allocations under this Section 4(c) will be comprised of a pro rata portion of each item of Company income (including gross income) and gain for the year.

(d)
Nonrecourse Deductions.  Gross deductions which are “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(b)(1)) for any taxable year shall be allocated to the Unitholder that bears the economic risk of loss with respect to the nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulations section 1.704-2(i).  “Nonrecourse deductions” (as defined in Regulations Sections 1.704-2(b)(1) and (c)) shall be allocated to the holders of Shares in accordance with the number of Shares held by them.

(e)
Curative Allocations.   The allocations set forth in Section 4(a)-(d) ("Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to divide Company distributions on Shares, Converted Shares and CPECs.  Accordingly, other allocations of Net Profit, Net Loss, and other items shall be made among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero if and to the extent needed to cause overall allocations (including the regulatory allocations) to be consistent with the manner in which the Unitholders intend to divide Company distributions on Shares, Converted Shares and CPECs.

(f)	Special Allocations in Respect of Converted Shares and Redeemed CPECs.

(i) Items of income, gain, loss or deduction shall be allocated among those Unitholders that have had any CPECs or Converted Shares redeemed during the current fiscal year or other relevant period in the minimum amounts needed to increase or decrease the portion of the Unitholder’s Capital Account balance which is attributable to such redeemed CPECs or redeemed Converted Shares (determined prior to reduction of such Capital Account balance as a result of the redemption distribution) to an amount equal to the amount received by such Unitholder in redemption of the redeemed CPECs or redeemed Converted Shares.

(ii) Items of income, gain, loss or deduction shall be allocated among those Unitholders that hold any Converted Shares in the minimum amounts needed to increase or decrease the portion of the Unitholder’s Capital Account balance which is attributable to such Converted Shares to an amount equal to the cumulative amount that would then be distributable to such Unitholder in respect of its Converted Shares if the Company were to sell all its assets for their Gross Asset Values, repay all its debts, and then distribute the remaining proceeds to holders of Shares, CPECs and Converted Shares in accordance with the terms thereof.

5	Tax Allocations; Code Section 704(c).

The following special allocations shall be made in the following order:

(a)
Proportional to Net Profits or Net Loss.  Except as otherwise provided in this Section 5 (Tax Allocations; Code Section 704(c).), for each taxable period, Taxable Income and Loss (and items thereof) shall be allocated among the Unitholders in the same proportion as the corresponding item of Net Profits, Net Losses or other item of Company income, gain, loss or deduction is allocated for such period under Sections 3 (Allocations of Net Profits and Losses.) and paragraph 4 (Regulatory Allocations).

(b)
Contribution of Property.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction as to any property contributed to the capital of the Company shall, for tax purposes, be allocated among the Unitholders so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c)
Gross Asset Value Adjustment.  If the Gross Asset Value of any Company asset is adjusted as the result of an adjustment as described in subsection (b) or (d) of the definition of "Gross Asset Value," subsequent allocations of income, gain, loss, and deduction as to such asset shall, for tax purposes, be made so as to eliminate as quickly as possible any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as pursuant to Code Section 704(c) and the Regulations thereunder.

(d)
Elections Under Code Section 704(c).  Notwithstanding anything herein to the contrary, taxable items of income, gain, loss and deduction with respect to any property owned by the Company as of the date hereof, the adjusted basis of which differs from its Gross Asset Value, will be allocated among the Unitholders on a property by property basis in accordance with one of the methods provided in Regulations Section 1.704-3.

6	Tax Matters Partner; Tax Elections.

(a)
Hines shall be designated on the Company’s annual U.S. federal information tax return as the “tax matters partner” of the Company (the as provided in Section 6231(a)(7) of the Code).  If the Company is the subject of an income tax audit, then to the extent the Company is treated as an entity for purposes of the audit, including administrative settlement and judicial review, Hines shall be authorized to act for, and its decision shall be final and binding upon, the Company.  All expenses incurred in connection with any audit, investigation, settlement or review shall be borne by the Company.

(b)
It is intended that the Company will be taxed as a partnership under the Code.  Accordingly, Hines is authorized to take any and all such steps as are necessary to ensure that the Company is taxed as a partnership under the Code.  In addition, Hines shall have the exclusive right to make any determination whether the Company shall make available elections (including any election pursuant to Code Section 754 to adjust the tax basis of Company assets) under the Code.  All other U.S. tax-related decisions and other matters concerning the computation and allocation or tax items and attributes which are not otherwise specifically provided for by the terms of this Schedule shall be determined by Hines.

EXECUTION PAGE

Executed as a deed by HINES GLOBAL REIT PROPERTIES LP acting by ………………………………………………………… in the presence of:	) ) ) )
Director/Authorised Signatory
Name of witness: Signature of witness: Address: Occupation:

Executed as a deed by MREF II MH SÀRL acting by GRAHAM SIDWELL in the presence of:	) ) ) )
Director/Authorised Signatory
Name of witness: Signature of witness: Address: Occupation: